UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.)

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MEETME, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MeetMe, Inc.

100 Union Square Drive

New Hope, Pennsylvania 18938

Dear Stockholders:

Over the last year, we have made tremendous progress building MeetMe into the premier chat app for meeting new people. We believe few things are as important as the relationships people make in their lifetimes. That is why we strive every day to leverage our data to facilitate meaningful relationships among our users, engineering serendipity on their behalf.

On mobile, our traffic is growing fast and has never been larger. Now, more than one million users visit MeetMe on mobile devices daily, up 30% in Q1-2015 versus a year ago. We’ve also hit a slew of milestones in recent months, including surpassing 25 million chats in a single day – up 150% versus a year ago – and achieving 20 million total installs of our flagship Android app. Additionally, we are seeing rapid international growth, with 20,000 new international users joining every day, up 100% versus a year ago.

Our success engaging and retaining users on mobile devices has translated into strong financial performance. Mobile revenue in Q1-2015 increased 76% versus the year-ago period, while profitability increased as well. In fact, in Q1-2015 we reported $3.1 million in adjusted EBITDA, up considerably from the $500,000 loss in the year-ago period.

Going forward we have a rich pipeline of exciting product enhancements. Towards the end of the year, we plan to revamp our MeetMe+ subscription service while also launching a new in-app purchase product. We believe the net result of these changes will be to substantially grow our direct user pay revenue. On the ad front, we are excited to launch video units in the app in the coming weeks. We believe video will be an important contributor to our suite of mobile advertising products.

Additionally, we have been hard at work dramatically improving our Recommendation Engine, the system by which we recommend users to each other. We believe the end result of this effort will be higher quality and lengthier conversations and more meaningful connections. By taking into account user-supplied interest data and behavioral data, we believe we will broaden the product and the potential audience while becoming even more appealing to existing users.

We had a tremendous year. We’ve become increasingly profitable, while rapidly growing mobile traffic and revenue. We look forward to continuing to innovate as we deliver on the promise of our mission.

Sincerely,

Geoff Cook

Chief Executive Officer

July 10, 2015

MeetMe, Inc.

100 Union Square Drive

New Hope, Pennsylvania 18938

Telephone: (215) 862-1162

To The Stockholders of MeetMe, Inc.:

We are pleased to invite you to attend the 2015 Annual Meeting of the Stockholders of MeetMe, Inc., which will be held at 2:00 p.m. on August 10, 2015 at the offices of our outside legal counsel Morgan, Lewis & Bockius LLP located at 101 Park Avenue, New York, New York 10178, for the following purposes:

1.	To elect six members to our Board of Directors;

2.	To hold an advisory vote to approve our named executive officer compensation as disclosed in this proxy statement;

3.	To ratify the appointment of McGladrey LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015;

4.	To transact such other business that may properly come before the meeting.

MeetMe, Inc.’s Board of Directors has fixed the close of business on June 19, 2015 as the record date for a determination of stockholders entitled to notice of, and to vote at, this Annual Meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of the Stockholders to Be Held on August 10, 2015: This Proxy Statement and the 2014 Annual Report on Form 10-K are available at: https://www.proxyvote.com/

If You Plan to Attend

Registration and seating will begin at 1:30 p.m. Shares of common stock and preferred stock can be voted at the Annual Meeting only if the holder is present in person or by valid proxy.

For admission to the Annual Meeting, each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

If you do not plan on attending the meeting, please vote your shares via the Internet, by phone or by signing and dating the enclosed proxy and return it in the business envelope provided. Your vote is very important.

By the Order of the Board of Directors

/s/ JOHN ABBOTT
John Abbott
Chairman of the Board

Dated: July 10, 2015

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by phone or by signing, dating, and returning the enclosed proxy card will save MeetMe, Inc. the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Your vote is important, so please act today!

Cautionary Note Regarding Forward Looking Statements

Certain statements in this Proxy Statement may be considered to be “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. In particular, these forward-looking statements include, among others, statements about, opportunities for and growth of our business, our plans regarding product development and enhancements, and our expectations regarding profitability. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect,” and similar expressions, as they relate to us, are intended to identify forward-looking statements.  We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.  These forward-looking statements speak only as of the date of this Proxy Statement; we assume no obligation to, and do not necessarily intend to, update these forward-looking statements. Important factors, uncertainties and risks that may cause actual results to differ materially from these forward-looking statements are contained in the Risk Factors set forth on the Form 10-K for the year ended December 31, 2014, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, and the Current Report on Form 8-K filed on June 3, 2015.

TABLE OF CONTENTS

VOTING	4

PROPOSAL 1. ELECTION OF DIRECTORS	8

CORPORATE GOVERNANCE	11

PRINCIPAL STOCKHOLDERS	17

EXECUTIVE OFFICERS	19

EXECUTIVE COMPENSATION	21

RELATED PERSON TRANSACTIONS	46

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION	47

PROPOSAL 3. RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014	48

OTHER MATTERS	51

MeetMe, Inc.

100 Union Square Drive

New Hope, Pennsylvania 18938

Telephone: (215) 862-1162

2015 ANNUAL MEETING OF THE STOCKHOLDERS

PROXY STATEMENT

VOTING

 Why am I receiving these materials?

These proxy materials are being sent to the holders of shares of the voting stock of MeetMe, Inc., a Delaware corporation, (referred to in this proxy statement as MeetMe, we, our, us or the Company) in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the 2015 Annual Meeting of Stockholders to be held at 2:00 p.m. on August 10, 2015 at the offices of our outside legal counsel Morgan, Lewis & Bockius LLP located at 101 Park Avenue, New York, New York 10178. The proxy materials relating to the Annual Meeting are first being mailed to stockholders entitled to vote at the meeting on or about July 10, 2015. A copy of our Annual Report on Form 10-K for the year ended December 31, 2014 has been mailed concurrently with this Proxy Statement.

Who is Entitled to Vote?

MeetMe’s Board has fixed the close of business on June 19, 2015 as the record date for a determination of stockholders entitled to notice of, and to vote at, this Annual Meeting or any adjournment thereof. On the record date, there were 45,462,637 shares of common stock outstanding and 1,000,000 shares of Series A-1 Preferred Stock, which we refer to as “Series A-1”, outstanding, both of which are classes of voting stock. Each share of MeetMe’s common stock represents one vote that may be voted on each matter that may come before the Annual Meeting. The Series A-1 are entitled to 1,479,949 votes and vote together with the common stock and are not entitled to vote as a separate class.

What is the difference between holding shares as a record holder and as a beneficial owner?

If your shares are registered in your name with our transfer agent, Action Stock Transfer, you are the “record holder” of those shares. If you are a record holder, these proxy materials have been provided directly to you by MeetMe.

If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by that organization. As the beneficial owner, you have the right to instruct this organization on how to vote your shares.

Who May Attend the Meeting?

Record holders and beneficial owners may attend the Annual Meeting. If your shares are held in street name, you will need to bring a copy of a brokerage statement or other documentation reflecting your stock ownership as of the record date.

How Do I Vote?

Record Holder

1.	Vote by Internet. The website address for Internet voting is on your proxy card.
2.	Vote by phone. Call 1 (800) 690-6903 and follow the instructions on your proxy card.
3.	Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).
4.	Vote in person. Attend and vote at the Annual Meeting.

Beneficial Owner (Holding Shares in Street Name)

1.	Vote by Internet. The website address for Internet voting is on your vote instruction form.
2.	Vote by mail. Mark, date, sign and mail promptly the enclosed vote instruction form (a postage-paid envelope is provided for mailing in the United States).
3.	Vote in person. Obtain a valid legal proxy from the organization that holds your shares and attend and vote at the Annual Meeting.

If you vote by Internet or phone, please DO NOT mail your proxy card.

Is My Vote Confidential?

Yes, your vote is confidential. Only the following persons have access to your vote: election inspectors, individuals who help with processing and counting your votes and persons who need access for legal reasons. If you write comments on your proxy card, your comments will be provided to MeetMe, but how you vote will remain confidential.

What Constitutes a Quorum?

To carry on the business of the Annual Meeting, we must have a quorum. Our Bylaws provide that a majority of the outstanding shares of each class or series of voting stock then entitled to vote, present in person or represented by proxy, constitutes a quorum. Shares owned by MeetMe are not considered outstanding or considered to be present at the Annual Meeting. Broker non-votes (because there are routine matters presented at the Annual Meeting) and abstentions are counted as present for the purpose of determining the existence of a quorum.

All actions taken by the holders of a majority of the votes cast on a proposal, excluding abstentions, shall be the act of the stockholders, and when approval of a class or series is required the affirmative vote of the majority of the votes cast on a proposal, excluding abstentions, by the holders of shares of such class or series shall be the act of such class or series.

What is a broker non-vote?

If your shares are held in “street name,” you must instruct the broker or such other nominee as to how to vote your shares by following the instructions that the broker or other nominee provides to you. Brokers usually offer the ability for stockholders to submit voting instructions by mail by completing a vote instruction form, by telephone or over the Internet. If you do not provide instructions to your broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.” Brokers will not have discretionary authority to vote on Proposal 1 (election of directors) and Proposal 2 (advisory vote on compensation of Named Executive Officers).

Important Rule Affecting Beneficial Owners Holding Shares In Street Name

Brokers may no longer use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. Please submit your vote instruction form so your vote is counted.

Which Proposals are Considered “Routine” or “Non-Routine”?

Proposal 3 is routine and Proposals 1 and 2 are non-routine.

How are abstentions treated?

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but specifically indicates an abstention from voting on one or more of the proposals. If you submit a proxy card or provide proxy instructions to your broker or other nominee and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum for the meeting, but will not be voted at the Annual Meeting. Abstentions only have an effect on the outcome of any matter being voted on that requires a certain level of approval based on our total voting stock outstanding. Thus, abstentions do not have any effect on any of the proposals.

How Many Votes are Needed for Each Proposal to Pass and is Broker Discretionary Voting Allowed?

Proposal	Vote Required	Broker Discretionary Vote Allowed
(1) Election of Directors	The votes cast for a nominee’s election must exceed the votes cast against such nominee.	No
(2) Say-on-pay	The affirmative vote of the holders of a majority of the votes cast.	No
(3) Appointment of the Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority of the votes cast.	Yes

What Are the Voting Procedures?

In voting by proxy with regard to the election of directors, you may vote for all nominees, against all nominees, or against specific nominees. With regard to the other proposals, you may vote for the proposal or against the proposal, or you may abstain from voting on the proposal. You should specify your respective choices on the accompanying proxy card or your vote instruction form.

Is My Proxy Revocable?

You may revoke your proxy and reclaim your right to vote up to and including the day of the Annual Meeting by giving written notice to the Corporate Secretary of MeetMe, Inc., by delivering a proxy card dated after the date of the proxy or by voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: MeetMe, Inc., 100 Union Square Drive, New Hope, Pennsylvania 18938, Attention: Corporate Secretary, or by facsimile to (215) 933-6882.

Who is Paying for the Expenses Involved in Preparing and Mailing this Proxy Statement?

All of the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies will be paid by MeetMe. In addition to the solicitation by mail, proxies may be solicited by our officers and other employees by telephone or in person. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and we may reimburse such persons for reasonable out of pocket expenses incurred by them in so doing.

What Happens if Additional Matters are Presented at the Annual Meeting?

Other than the items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Geoffrey Cook and David Clark, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

What is “householding” and how does it affect me?

Record holders who have the same address and last name will receive only one copy of their proxy materials, unless we are notified that one or more of these record holders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other record holders with whom you share an address, receive multiple copies of these proxy materials, or if you hold MeetMe stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Action Stock Transfer (in writing: Ms. Justeene Blankenship, Action Stock Transfer Corp., 7069 S. Highland Dr., Suite 300, Salt Lake City, UT 84121; or by telephone: (801) 274-1088; or by facsimile: (801) 274-1099).

If you participate in householding and wish to receive a separate copy of these proxy materials, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Action Stock Transfer as indicated above. Beneficial owners can request information about householding from their brokers, banks or other holders of record.

Do I Have Dissenters’ (Appraisal) Rights?

Appraisal rights are not available to MeetMe stockholders with any of the proposals described above to be brought before the Annual Meeting.

Can a Stockholder Present a Proposal To Be Considered At the 2016 Annual Meeting?

If you wish to submit a proposal to be considered at the 2016 Annual Meeting, the following is required:

 ●           For a stockholder proposal to be considered for inclusion in MeetMe’s Proxy Statement for the 2016 Annual Meeting, our Corporate Secretary must receive the written proposal no later than March 14, 2016, which is 120 calendar days prior to the anniversary date this Proxy Statement was mailed to stockholders in connection with the 2015 Annual Meeting. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company sponsored materials.

●             For a stockholder proposal that is not intended to be included in MeetMe’s Proxy Statement under Rule 14a-8, our Corporate Secretary must receive the written proposal no earlier than February 11, 2016, which is 150 calendar days prior to the anniversary date this Proxy Statement was mailed to stockholders in connection with the 2015 Annual Meeting and no later than March 14, 2016, which is 120 calendar days prior to the anniversary date this Proxy Statement was mailed to stockholders in connection with the 2015 Annual Meeting. Your notice must contain the specific information set forth in our Bylaws.

●             Additionally, you must be a record holder at the time you deliver your notice to the Corporate Secretary and be entitled to vote at the 2016 Annual Meeting.

 ●             For a stockholder nomination to the Board of Directors to be considered for inclusion in MeetMe’s Proxy Statement for the 2016 Annual Meeting, our Corporate Secretary must receive the written notice of the nomination no earlier than February 11, 2016, which is 150 calendar days prior to the anniversary date this Proxy Statement was mailed to stockholders in connection with the 2015 Annual Meeting and no later than March 14, 2016, which is 120 calendar days prior to the anniversary date this Proxy Statement was mailed to stockholders in connection with the 2015 Annual Meeting. Your notice must contain the specific information set forth in our Bylaws. These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement as described above.

A nomination or other proposal will be disregarded if it does not comply with the above procedures. All proposals and nominations should be sent to MeetMe, Inc., Attention: Corporate Secretary, 100 Union Square Drive, New Hope, Pennsylvania 18938.

The Board Recommends that Stockholders Vote “For” each of the nominees in Proposal No. 1 and “For” Proposals No. 2 and 3.

PROPOSAL 1.  ELECTION OF DIRECTORS

The Board of Directors proposes the election of the following nominees as directors:

●	John Abbott
●	Jean Clifton
●	Geoffrey Cook
●	Ernesto Cruz
●	Spencer Rhodes
●	Jason Whitt

All of the above persons serve on our Board, have been nominated for election this year and have agreed to serve if elected.

A nominee for director shall be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee. If a nominee becomes unavailable for election before the Annual Meeting, the Board can name a substitute nominee and proxies will be voted for such substitute nominee unless an instruction to the contrary is written on the proxy card. Furthermore, we may appoint an additional person to our Board before the Annual Meeting. The principal occupation and certain other information about the nominees and our executive officers are set forth on the following pages.

The Board recommends a vote “For” the election of the nominated slate of directors.

Board of Director Nominees

John Abbott, age 45, has been the non-Executive Chairman of the Board since March 2013. Mr. Abbott has been a director of the Company since October 2007 and has served as Chairman of the Board since February 2009. Mr. Abbott served as Chief Executive Officer of the Company from October 2007 through March 2013. Since February 25, 2009, Mr. Abbott has served as Chairman of the Board of the Company. During Mr. Abbott’s tenure, the Company relaunched Quepasa Corporation (predecessor-in-interest to MeetMe) (“Quepasa”) as a social network before merging with myYearbook in late 2011. Prior to joining the Company, Mr. Abbott served as financial advisor to Altos Hornos de Mexico, S.A. de C.V., which we refer to as “AHMSA.” As of June 2015, Mr. Abbott joined the board of directors of Odyssey Marine Exploration, Inc., a NASDAQ-listed company focused on deep-ocean exploration. Mr. Abbott was selected to serve on our Board because of his extensive experience in strategic advisory and entrepreneurship. In addition, Mr. Abbott, as our former Chief Executive Officer, possesses a detailed understanding of the characteristics of our business model.

Jean Clifton, age 54, has been a director of the Company since June 2013. Ms. Clifton joined Veterinary Specialists of North America, LLC upon its formation in July 2014 as the Company’s Chief Financial Officer. Ms Clifton also performs consulting services through Platinum Strategic Partners, LLC, a financial and operations consulting firm she founded in 2006. Ms. Clifton served as the Chief Financial Officer of WestwoodOne (f/k/a Dial Global, Inc.) from June 2012 through January 2014 after completing the sale of the company and post-sale integration work. From July 1986 through June 2006, Ms. Clifton worked for Journal Register Company, a New York Stock Exchange listed company, and its predecessor companies, in various capacities in the U.S. and Europe, including as President and Chief Operating Officer from 2005 to 2006 and Executive Vice President, Chief Financial Officer and Treasurer from 1989 to 2005 and served on the board of directors of the company. Ms. Clifton has held Chief Financial Officer/Chief Accounting Officer positions at Readers’ Digest and three MidOcean Partners portfolio companies (Penton Media from 2008 through 2010, Olympus Media and Jones & Frank). Ms. Clifton was selected to serve on our Board because of her financial experience.

Geoffrey Cook, age 37, has served as a director the Company and Chief Executive Officer of the Company since March 2013. Mr. Cook served as Chief Operating Officer of the Company from November 2011 through March 2013. Mr. Cook was appointed to the Board in connection with the merger of Quepasa and Insider Guides, Inc., which we refer to as “myYearbook.” Mr. Cook co-founded myYearbook where he served as Chief Executive Officer from 2005 until its merger with Quepasa in 2011. During his tenure at myYearbook, Mr. Cook grew myYearbook to profitability and $30+ million revenue with 100 employees. Mr. Cook previously founded EssayEdge and ResumeEdge while a student at Harvard University in 1997 and sold them to the Thomson Corporation in 2002. Mr. Cook serves as a director pursuant to his employment agreement with the Company.

Ernesto Cruz, age 58, has served as a director of the Company since November 2007. Since October 2007, Mr. Cruz has served as the managing partner of Advanzer de Mexico S.A. de C.V. a consulting and audit firm. From March 2002 until October 2007, he was the Managing Partner for the Monterrey and Northeast Mexican offices of Deloitte & Touche, an international accounting firm. Mr. Cruz served as the Managing Partner for the Monterrey and Northeast Mexican offices of Arthur Anderson from April 1997 through March 2002. Mr. Cruz is a Certified Public Accountant in Mexico. Mr. Cruz was selected to serve on our Board because of his extensive knowledge in accounting and auditing and his service on the boards of directors of large companies in Mexico.

Spencer Rhodes, age 37, has served as a director of the Company since April 2013. Mr. Rhodes is the Alternative Investments Global Business Manager of Allianz Global Investors, an investment management firm, where he has worked since July of 2013. Prior to that, Mr. Rhodes was the Chief Operating Officer and Head of Business Development for Tradewinds Investment Management LP, also an investment management firm. Mr. Rhodes was affiliated with Tradewinds Investment Management LP from January 2008 to June 2013. Before that Mr. Rhodes was a Vice President with BlackRock Investment Management from 2004 until 2008. Prior to his career in finance, Mr. Rhodes served as President of CyberEdit.com, which was acquired by the Thomson Corporation. Mr. Rhodes also was an angel investor and board observer for myYearbook, one of MeetMe’s predecessor companies. Mr. Rhodes has served as a director of Sierra Molecular Corporation, a private biotechnology corporation, since 2011. Mr. Rhodes was selected to serve on our Board because of his investment experience and his experience with emerging companies.

Jason Whitt, age 43, has served as a director since August 2014. Since March 2015, Mr. Whitt has been the Senior Vice President of Corporate and New Channel Development for Serviz, Inc., an on-demand home services company for booking and buying home repair services online. He was the Senior Vice President of Corporate and Business Development of ReachLocal, Inc., an internet service provider company, a position he has held since joining ReachLocal from March 2011 to February 2015. From June 2005 through February 2011, Mr. Whitt was a Venture Capital Investor for VantagePoint Venture Partners, where he focused on investments in Internet/digital media, cloud delivered software & services, mobile, consumer-oriented technology and healthcare IT. From September 2000 through May 2005, Mr. Whitt was responsible for acquisitions, venture investing, and corporate strategy for Cisco Systems’ Corporate Business Development group, where he led numerous transactions involving communications software and applications, enterprise collaboration, mobile/wireless, Internet/digital media, and consumer technology companies. Mr. Whitt was designated by Mexicans & Americans Trading Together, Inc. (“MATT”) to serve as a director because of his investment experience and his experience with technology companies.

There are no family relationships between any of our directors and/or executive officers.

Director Designees

Under the terms of the Securities Purchase Agreement dated October 17, 2006, by and between MATT and the Company (formerly known as Quepasa Corporation), MATT is entitled to appoint one director to the Board so long as MATT beneficially owns at least five percent of the Company’s outstanding stock (the “Investor Designee”). Pursuant to the 2014 Supplement to Securities Purchase Agreement, dated December 19, 2013, MATT agreed that the Investor Designee would be an individual whom MATT reasonably believes is experienced in the Internet social networking industry and who has not previously served on the Board. Mr. Whitt currently serves as the Investor Designee.

Corporate Governance

Board Responsibilities and Structure

The Board oversees, counsels, and directs management in the long-term interest of MeetMe and its stockholders. The Board’s responsibilities include establishing broad corporate policies, monitoring risk, and reviewing the overall performance of MeetMe.

Board Committees and Charters

The Board and its committees meet throughout the year on a set schedule, hold special meetings, and act by written consent from time to time as appropriate. The Board delegates various responsibilities and authority to its Board committees. Committees regularly report on their activities and actions to the Board. The Board currently has, and appoints the members of the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, which we refer to as the “Governance Committee.”  The Audit Committee, the Compensation Committee and the Governance Committee each have a written charter approved by the Board. We post each charter on our website at www.meetmecorp.com/investors/governance. The following table identifies the independent and non-independent current Board and committee members:

Name	Independent	Executive	Audit	Compensation	Governance
John Abbott		Chairman
Jean Clifton	✔		✔
Geoffrey Cook		✔
Ernesto Cruz	✔		Chairman	✔	✔
Spencer Rhodes	✔	✔	✔	Chairman
Jason Whitt	✔				Chairman

The Board held 11 meetings in 2014. MeetMe does not have a policy with regard to directors’ attendance at annual meetings. One director attended the 2014 Annual Meeting. In 2014, the Executive Committee did not hold any meetings, the Audit Committee held four meetings, the Compensation Committee held three meetings and the Governance Committee did not hold any meetings.

Independence

As required by the rules of the NASDAQ Stock Market LLC (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. The Board has determined that Ms. Clifton and Messrs. Cruz, Rhodes and Whitt are independent directors in accordance with the listing rules of NASDAQ. The Board has determined that all of the members of the Compensation Committee are independent in accordance with the listing rules of NASDAQ and all of the members of the Audit Committee are independent in accordance with the independence standards for audit committees under the listing rules of NASDAQ.

Executive Committee

With the exception of amending the Certificate of Incorporation, recommending matters to stockholders (other than electing or removing directors) and adopting, amending or repealing bylaws, the Executive Committee has all of the powers of the Board. We use the Executive Committee for less important matters that require Board approval. We hold regular quarterly in person Board meetings and expect to continue that practice.

Audit Committee

The Audit Committee assists the Board in its general oversight of our financial reporting, internal control, and audit functions, and is responsible for the appointment, retention, compensation, and oversight of the work of our independent registered public accounting firm. Our Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding our financial statements to serve on the Audit Committee. All of the Audit Committee members are independent in accordance with NASDAQ rules.

The Board has determined that Mr. Cruz is qualified as an “audit committee financial expert” as that term is defined by the applicable rules of the SEC and NASDAQ and in compliance with the Sarbanes-Oxley Act of 2002. This designation does not impose any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed by being a member of the Audit Committee or of the Board.

Compensation Committee

The Compensation Committee is responsible for assisting the Board in discharging its duties with respect to the compensation of MeetMe’s directors and executive officers. The Compensation Committee reviews the performance of our directors and executive officers in achieving corporate goals and objectives and seeks to ensure that the directors and officers are compensated appropriately in a manner consistent with our business strategies, competitive practices and the requirements of applicable regulatory authorities. The Compensation Committee determines salaries, bonuses and other matters relating to compensation of the executive officers of MeetMe. The Compensation Committee also approves the compensation of our non-employee directors and reports it to the full Board. The Chief Executive Officer, with the exception of a meeting determining his compensation, may be present at meetings during which compensation is under review and consideration but may not vote. All of the Compensation Committee members are independent in accordance with the NASDAQ rules.

Nominating and Corporate Governance Committee

The responsibilities of the Governance Committee include the identification of individuals qualified to become Board members, the selection or recommendation to the Board of nominees to stand for election as directors, the oversight of the selection and composition of committees of the Board, establish procedures for the nomination process including procedures and the oversight of the evaluations of the Board and management. The Governance Committee has not established a policy with regard to the consideration of any candidates recommended by stockholders since no stockholders have made any recommendations. If we receive any stockholder recommended nominations, the Governance Committee will carefully review the recommendation(s) and consider such recommendation(s) in good faith. All of the Governance Committee members are independent.

In fulfilling its responsibilities, the Governance Committee considers the following factors in reviewing possible candidates for nomination as a director of MeetMe:

(i)	the appropriate size of our Board and its committees;
(ii)	the perceived needs of our Board for particular skills, background and business experience;
(iii)

diversity, including social media and Internet experience, public company experience, finance background, reputation, and business experience of nominees compared to those already possessed by other members of our Board;

(iv)	nominees’ independence from management; and
(v)	the applicable regulatory and listing requirements, including independence requirements and legal considerations.

The Governance Committee will consider persons recommended by stockholders if such stockholders follow the timelines and procedures set forth in the Company’s Bylaws and as set forth in this proxy statement under the heading “Can a Stockholder Present a Proposal To Be Considered at the 2016 Annual Meeting.” If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Governance Committee.

The Governance Committee periodically reviews and monitors MeetMe’s corporate governance guidelines to assure that they reflect best practices and are appropriate for MeetMe and to assist the Board in achieving such best practice. Additionally, the Governance Committee periodically reviews and monitors, with the assistance of management and outside counsel, applicable regulatory requirements relevant to MeetMe’s corporate governance guidelines to assure compliance therewith.

Board Policy Regarding Voting for Directors

MeetMe has implemented a vote standard in the election of directors whereby the affirmative vote of the shares voting in favor of the candidate must exceed the number of shares voting in opposition of the candidate. In addition, MeetMe’s Bylaws require that following election or re-election, each director is required to promptly tender a resignation, which shall be effective upon the director failing to receive the required vote for re-election at the next meeting at which such directors are up for re-election.

Board Diversity

While we do not have a formal policy on diversity, the Governance Committee considers as one of the factors the diversity of the composition of our Board and the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix. Although there are many other factors, the Governance Committee seeks to attract individuals with social media and Internet experience. Additionally, we seek individuals with experience on public company boards, finance, marketing expertise and international background.

Board Structure

MeetMe has chosen not to combine the Chief Executive Officer and Board Chairman positions. The Board believes that it is prudent governance to separate these two functions so that the Chairman of the Board can serve as a check and balance to the Chief Executive Officer and so that the Board can exercise a strong, independent oversight function.

Board Assessment of Risk

The Board is actively involved in the oversight of risks that could affect MeetMe. This oversight is conducted primarily through the Audit Committee, but the full Board has retained responsibility for general oversight of risks. The Audit Committee considers and reviews with our independent public accounting firm and management the adequacy of our internal controls, including the processes for identifying significant risks and exposures, and elicits recommendations for the improvements of such procedures where desirable. In addition to the Audit Committee’s role, the full Board is involved in oversight and administration of risk and risk management practices by overseeing members of senior management in their risk management capacities. Members of our senior management have day-to-day responsibility for risk management and establishing risk management practices, and members of management are expected to report matters relating specifically to the Audit Committee directly thereto, and to report all other matters directly to the Board as a whole. Members of our senior management have an open line of communication to the Board and have the discretion to raise issues from time-to-time in any manner they deem appropriate, and management’s reporting on issues relating to risk management typically occurs through direct communication with directors or committee members as matters requiring attention arise. Members of our senior management regularly attend all or portions of the Board’s regularly scheduled meetings, and make presentations to the Board on financial and operational matters, which presentations often include a discussion of risks related to our business.

Presently, the primary risks affecting MeetMe are our ability to attract and retain users, and to monetize those users. The Board focuses on these key risks at each meeting and actively interfaces with management on seeking solutions.

Risk Assessment Regarding Compensation Policies and Practices

Our compensation program for employees is structured to avoid incentives for excessive risk taking by our employees or taking risks that are reasonably likely to have a material adverse effect on MeetMe. Our compensation has the following risk-limiting characteristics:

●

Our base pay programs consist of competitive salary rates that represent a reasonable portion of total compensation and provide a reliable level of income on a regular basis, which decreases incentive on the part of our executives to take unnecessary or imprudent risks;

●

A portion of executive incentive compensation opportunity is tied to long-term incentive compensation that emphasizes sustained performance over time. This reduces any incentive to take risks that might increase short-term compensation at the expense of longer term results; and

●

Equity awards have multi-year vesting which aligns the long-term interests of our executives with those of our stockholders and, again, discourages the taking of short-term risk at the expense of long-term performance.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act,” requires that our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, file with the SEC initial reports of ownership and reports of changes in ownership of common stock and the other equity securities of MeetMe. These reporting persons are required by the regulations of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of the forms furnished to us, our review of the reports that have been filed and on the representations of the reporting persons we believe that all filing requirements applicable to these persons were complied with during fiscal year 2014, except for a transaction by each of John Abbott, William Alena, Frederic Beckley, David Clark, Jean Clifton, Geoffrey Cook, Ernesto Cruz, Richard Friedman and Spencer Rhodes, where each individual reported on a late Form 4 on July 18, 2014.

Stockholder Communications

Although we do not have a formal policy regarding communications with the Board, stockholders may communicate with the Board by writing to us at MeetMe, Inc., Attention: Corporate Secretary, 100 Union Square Drive, New Hope, Pennsylvania 18938, or by visiting MeetMe’s website at www.meetmecorp.com/investors/governance/. Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that applies to all of our directors and employees. To see a copy of the Code of Conduct and Ethics, please go to MeetMe’s website at www.meetmecorp.com/investors/governance/.

 Director Compensation

In 2014, non-employee directors were compensated with cash and stock options for service as a director, committee chairperson or committee member. The following table provides information regarding director compensation in 2014. The table does not include compensation for reimbursement of travel expenses related to attending Board and Committee meetings, which do not exceed $10,000 for 2014 for any non-employee director.

Director Compensation – 2014

Name (a)	Fees Earned or Paid in Cash ($)(b)	Option Awards ($)(d) (1)	Total ($)(h)

John Abbott (2)	74,000	39,146	113,146
Alonso Ancira (2) (3)	24,230	39,146	63,376
Jean Clifton (2)	36,000	39,146	75,146
Ernesto Cruz (2)	55,500	39,146	94,646
Spencer Rhodes (2)	44,819	39,146	83,965
Jason Whitt (4) (5)	3,770	28,738	32,508

 (1)      The amounts in this column represent the aggregate grant date fair value of the stock option awards as of the grant date as computed in accordance with FASB ASC Topic 718. These amounts represent awards that are paid in options to purchase shares of our common stock and do not reflect the actual amounts that may be realized by the directors. These amounts are equal to the aggregate grant date fair value of the stock and option awards. At December 31, 2014, the non-employee directors held options to purchase an aggregate of 3,216,850 shares of common stock.

(2)       On May 7, 2014, each non-employee director received a stock option to purchase 18,500 shares of our common stock, exercisable at $3.09 per share for their service as directors. These options vested monthly over one year, through May 7, 2015. The non-employee directors received an annual retainer fee of $25,000, an additional committee chairman retainer fee of $7,000, $6,000, $5,000, and $2,000, for the Executive, Audit, Compensation and Nominating and Governance Committees, respectively and additional committee membership retainer fees of $7,000, $6,000, $5,000, or $1,000 for the Executive, Audit, Compensation and Nominating and Governance Committees, respectively.

(3)       Resigned from Board of Directors effective August 11, 2014.

(4)       Appointed to the Board of Directors effective August 11, 2014.

(5)               On August 12, 2014, Mr. Whitt received a stock option to purchase 18,500 shares of our common stock, exercisable at $2.22 per share for his service as director. These options vest monthly over one year, through August 12, 2015.

Since 2012, our non-employee directors have been compensated under the Company’s director compensation program, which consists of the following elements:

• annual cash retainer of $25,000;

• committee chairpersons — additional retainer fees of $7,000 for the Executive Committee chairperson, $6,000 for the Audit Committee chairperson, $5,000 for the Compensation Committee chairperson and $2,000 for the Governance Committee chairperson;

• committee membership — additional retainer fees of $7,000 for the Executive Committee, $6,000 for the Audit Committee, $5,000 for the Compensation Committee and $1,000 for the Governance Committee;

• additional meeting fees — additional meeting fees of $1,000 for in-person or telephonic attendance of board or committee meetings in excess of eight meetings (combined total) per year;

• annual equity compensation of 18,500 stock options vesting monthly over one year; and

• if a non-employee director is appointed to the Board in between annual stockholder meetings, the annual compensation payable to that director will be pro-rated for the remaining portion of the term in which the director is appointed to the Board, and the pro-rated portion of the equity compensation payable to that director will vest over the remaining portion of the term in which the director is appointed to the Board.

We do not provide our non-employee directors with initial inducement awards when they first join the board other than the regular annual equity award granted to our existing directors.

 PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of MeetMe’s voting stock beneficially owned as of the record date (i) those persons known by MeetMe to be owners of more than 5% of MeetMe’s voting stock, (ii) each director, (iii) each nominee for director (iv) each of the executive officers, and (v) all executive officers and directors as a group. The addresses of those listed below are the same as that of the Company unless otherwise provided.

Title of Class	Beneficial Owner	Amount of Beneficial Ownership (1)	Percent Beneficially Owned (1)

Common Stock	John Abbott (2)	3,147,684	6.3%
Common Stock	William Alena (3)	351,804	*
Common Stock	Frederic Beckley (4)	289,937	*
Common Stock	David Clark (5)	328,068	*
Common Stock	Jean Clifton (6)	45,334	*
Common Stock	Geoffrey Cook (7)	2,316,956	4.9%
Common Stock	Ernesto Cruz (8)	142,701	*
Common Stock	Rich Friedman (9)	269,844	*
Common Stock	Spencer Rhodes (10)	161,396	*
Common Stock	Jason Whitt (11)	26,834	*
Common Stock	All directors and executive officers as a group (10 persons) (12)	7,080,558	13.7%

Common Stock	Harvest Capital Strategies, LLC (13)	4,575,000	9.7%
Common Stock	Mexicans & Americans Trading Together, Inc. (14)	4,422,932	9.2%
Common Stock	U.S. Venture Partners IX, L.P. (15)	4,012,003	8.5%

*	Less than 1%

(1)      Applicable percentages are based on 45,462,637 shares of common stock outstanding as of June 19, 2015 and 1,479,949 shares of common stock underlying outstanding Series A-1 (which votes on an as-converted basis), adjusted as required by rules of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days whether upon the exercise of options or otherwise. Shares subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, MeetMe believes that each of the shareholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned by them.

(2)     Mr. Abbott is a director and served as an executive officer until March 11, 2013. Includes 3,010,184 shares issuable upon the exercise of vested stock options.

(3)     Mr. Alena is an executive officer. Includes 309,590 shares issuable upon the exercise of vested stock options.

(4)     Mr. Beckley is an executive officer. Includes 247,090 shares issuable upon the exercise of vested stock options.

(5)     Mr. Clark is an executive officer. Includes 262,794 shares issuable upon the exercise of vested stock options.

(6)     Ms. Clifton is a director. Includes 45,334 shares issuable upon the exercise of vested stock options.

(7)     Mr. Cook is a director and executive officer. Includes 512,130 shares issuable upon the exercise of vested stock options.

(8)     Mr. Cruz is a director. Includes 130,834 shares issuable upon the exercise of vested stock options.

(9)     Mr. Friedman resigned as an executive officer effective July 3, 2015. Includes 189,183 shares issuable upon the exercise of vested stock options.

(10)   Mr. Rhodes is a director. Includes 45,334 shares issuable upon the exercise of vested stock options.

(11)   Mr. Whitt is a director. Includes 26,834 shares issuable upon the exercise of vested stock options.

(12)   Includes all executive officers and directors of MeetMe, Inc.

(13)   Represents shares held by Harvest Capital Strategies, LLC. The address is: 600 Montgomery Street, Suite 1700, San Francisco, CA 94111.

(14)   Represents: (i) 1,672,407 shares of common stock, (ii) 1,479,949 shares of common stock underlying Series A-1 and (iii) 1,270,576 shares issuable upon exercise of warrants at $2.75 per share. The address is: c/o Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019, Attention: Maurice M. Lefkort, Esq.

(15)   Represents shares of common stock held by USVP IX. PMG IX is the general partner of USVP IX. The managing members of PMG IX may be deemed to share voting and dispositive control over the shares and each disclaims beneficial ownership of such shares, except to their respective pecuniary interest therein. The managing members of PMG IX are Irwin Federman, Winston S. Fu, Steven M. Krausz, David Liddle, Paul Matteucci, Jonathan D. Root, Christopher Rust, Casey Tansey, and Philip M. Young. The address is 2735 Sand Hill Road, Menlo Park, CA 94025.

EXECUTIVE OFFICERS

Name	Age	Position(s)
Geoffrey Cook	37	Chief Executive Officer
David Clark	51	Chief Financial Officer
William Alena	42	Chief Revenue Officer
Frederic Beckley	51	General Counsel and Executive Vice President, Business Affairs
Richard Friedman	44	Chief Technology Officer

Geoffrey Cook has been a director and Chief Executive Officer since March 2013. For a summary of Mr. Cook’s background, see “Proposal 1. Election of Directors – Board of Director Nominees” of this Proxy Statement.

   David Clark has served as Chief Financial Officer of the Company since April 2013. From July 2008 through April 2013, Mr. Clark served as Executive Vice President, Chief Financial Officer and Treasurer of Nutrisystem, Inc., and prior to that served as Senior Vice President, Chief Financial Officer and Treasurer of Nutrisystem, Inc. from November 2007 until July 2008. Mr. Clark also served as Secretary of Nutrisystem, Inc. from November 2007 through July 2010. From November 2006 through October 2007, Mr. Clark was Chief Financial Officer of Claymont Steel Holdings, Inc. Prior to that, Mr. Clark was Chief Financial Officer of SunCom Wireless Holdings from its founding in 1997 through February 2006 and held the additional positions of Executive Vice President from 2000 through February 2006 and Senior Vice President from 1997 through 2000. During this time, he also served as Chief Financial Officer of Triton Cellular Partners, L.P., an entity related to SunCom Wireless Holdings, from 1997 through April 2000. Prior to that, Mr. Clark served from 1996 through 1997 as a Managing Director at Furman Selz L.L.C., and from 1986 through 1996 in various positions at Citibank N.A., including Vice President in Media and Communications and High Yield Finance.

William Alena has served as our Chief Revenue Officer since November 2011. Mr. Alena was appointed Chief Revenue Officer in connection with the myYearbook merger. From April 2007 until November 2011, Mr. Alena served as the Chief Revenue Officer of myYearbook. From March 2002 to March 2007, Mr. Alena served as the Director of Internet Advertising at Scholastic Inc. (NASDAQ: SCHL), a global children’s publishing, education and media company.

Frederic Beckley has served as our General Counsel and Executive Vice President, Business Affairs since November 2011. From September 2000 to December 2010, Mr. Beckley worked at TruePosition, Inc., where his last position was Executive Vice President, Business Development and General Counsel. From August 1995 to September 2000, Mr. Beckley held a number of positions at Verizon Corporation, including Senior Counsel, Business Development at Verizon Wireless. Mr. Beckley began his professional career in private practice, at Dechert, Price & Roads from June 1990 to January 1993, and Pepper, Hamilton & Scheetz, from February 1993 to July 1995.

      Richard Friedman served as our Chief Technology Officer from September 2013 until his resignation, effective July 2015. Mr. Friedman served as VP Software Engineering for the Company from January 2009 through March 2013. Mr. Friedman was formerly Chief Technology Officer of Stuzo, Inc., from March 2013 to August 2013. Mr. Friedman had served as MeetMe’s Vice President of Software Engineering, from November 2011 to March 2013. From December 2008 until November 2011, Mr. Friedman served as the Vice President and Director of Software Engineering of myYearbook. From February 2008 to December 2008, Mr. Friedman was a founder of Ringside Networks, a social networking open source startup. From December 2004 to February 2008, Mr. Friedman held product manager roles at JBoss and its acquirer Red Hat for their respective systems management technology. From March 2003 to December 2004, Mr. Friedman served as First Vice President at Bank One and its acquirer JP Morgan Chase. From 1997 to 2004, Mr. Friedman held multiple roles including Chief Technologist Bluestone Division, Director of Rich Media Technology and Senior Integration Architect at Bluestone Software and its acquirer Hewlett-Packard.

EXECUTIVE COMPENSATION

 COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion provides an overview and analysis of our Compensation Committee’s philosophy and objectives in designing compensation programs as well as the compensation determinations and the rationale for those determinations relating to our Chief Executive Officer, Geoffrey Cook, and our other executive officers who served as executive officers during 2014, to whom we refer to collectively as our “Named Executive Officers.” Our Named Executive Officers for 2014 were Geoff Cook, David Clark, William Alena, Frederic Beckley and Richard Friedman.

Executive Summary

The principal objective of our executive compensation program is to attract, retain and motivate individuals who possess superior knowledge, experience and skills that we believe are important to the advancement of our business. Specifically, our executive compensation programs are designed to attract and retain individuals with exceptional ability and managerial experience and align our Named Executive Officers’ incentives with our corporate strategies, business objectives and the long-term interests of our stockholders.

The components of our compensation program include base salary, annual performance-based bonuses, long-term equity compensation, severance and change in control benefits. We utilize base salary and annual performance bonuses to incentivize company and individual performance in relation to competitive market conditions. Equity awards are primarily used to promote long-term stockholder value and employee retention through the use of multi-year vesting schedules that provide an incentive to the executive to remain in the employ of the Company through the end of the vesting period in order to share in any increase in the value of our Company over time. The severance and change in control benefits are used to help ensure we retain our executive talent. We believe that our executive compensation practices provide the appropriate mix of short and long-term incentives, minimize risk-taking among our executives and promote achievement of strategic objectives.

In August 2014, we held a stockholder advisory vote on the compensation of our Named Executive Officers, commonly referred to as a say-on-pay vote. We had significant support from our stockholders with respect to the compensation of our Named Executive Officers, with approximately 96.7% of stockholder votes cast in favor of our say-on-pay resolution. As we evaluated our Named Executive Officer compensation program during 2014, our Compensation Committee considered the strong support our stockholders expressed for our Named Executive Officer compensation practices which emphasize short and long-term incentive compensation that rewards our most senior executives when they deliver value for our stockholders.

Determination of Compensation Elements

In early 2014, our Compensation Committee commissioned F.W. Cook & Co. (“F.W. Cook”), a compensation consulting firm, to conduct an independent review of our executive compensation program. The purpose of the review was to provide a competitive reference on pay levels, performance alignment and shareholder considerations. F.W. Cook utilized the peer group designated in 2014, which is set forth below, to provide an executive compensation review of our overall executive compensation against that provided by our peer group. Certain of the companies were determined to be appropriate members of our competitor group based on the number of employees and the fact that they are competitor companies, while certain other companies were determined to be appropriate members of our competitor group based on their market capitalization or total shareholder return. In general, all of the companies in our peer group represent companies with which we compete for our executive talent. We may replace some of the companies in our peer group with others from time to time as market positions change, suggesting more representative peer companies. The comparator companies consist of the following:

● Autobytel	● Limelight Networks	● NTN Buzztime	● TheStreet
● Brightcove	● Local.com	● Spark Networks	● Travelzoo
● Evolving Systems	● Majesco Entertainment	● TechTarget	● XO Group
● Glu Mobile	● Martha Stewart Living	● Telenav	● Zix

In 2014, we used the F.W. Cook report and consulted with F.W. Cook in connection with all compensation actions taken for our Named Executive Officers.

When determining our executive compensation policies in 2014, our Compensation Committee considered recommendations from our Chief Executive Officer, Mr. Cook, regarding the compensation for Named Executive Officers other than himself. Our Compensation Committee has the final authority regarding the overall compensation structure for our Named Executive Officers. As our Chief Executive Officer, Mr. Cook will continue to recommend compensation for our Named Executive Officers other than himself. Mr. Cook does not participate in determining his own compensation.

We believe that our executive compensation program is structured to avoid excessive risk taking by our executives or taking risks that are reasonably likely to have a material adverse effect on MeetMe. Our executive compensation program has the following risk-limiting characteristics:

•

Our base pay programs consist of generally competitive salary rates that represent a reasonable portion of total compensation and provide a reliable level of income on a regular basis, which decreases incentive on the part of our executives to take unnecessary or imprudent risks;

•

A portion of each executive’s incentive compensation opportunity is tied to long-term incentive compensation that emphasizes sustained performance over time. This reduces any incentive to take risks that might increase short-term compensation at the expense of longer term results; and

•

Annual equity awards have multi-year vesting which aligns the long-term interests of our executives with those of our stockholders and, again, discourages the taking of short-term risk at the expense of long-term performance.

Our executive compensation model emphasizes long-term equity compensation over short-term cash compensation, and performance-based cash compensation over reliable base salaries. The amount of base salary and target performance-based bonus was approximately 56% of our Named Executive Officers’ total target direct compensation for 2014.

Base Salaries

Our Compensation Committee generally establishes base salaries for our Named Executive Officers based on the scope of their responsibilities and the amount and type of work experience prior to joining us, taking into account competitive market compensation paid by other companies to individuals in similar positions. In 2014, Messrs. Cook, Alena and Beckley had base salaries that are generally consistent with the 25th percentile, based on our comparator group, while Messrs. Clark and Friedman, our most recent hires, had base salaries that are slightly above median. This pattern is generally consistent with smaller companies with new hires having base salaries closer to market median while incumbent executive officers tend to have base salaries below market. Our Chief Executive Officer’s base salary was increased in 2014 to address his bottom quartile cash compensation, while other Named Executive Officers received base salary increases at 5%, which was generally consistent with market practice.

Name	Base Salary effective January 1, 2014	Base Salary effective May 16, 2014
Geoffrey Cook	$250,000	$327,600
David Clark	$312,000	$327,600
William Alena	$208,000	$218,400
Frederic Beckley	$249,688	$262,172
Richard Friedman	$300,000	$315,000

 Performance-Based Bonuses

The Company has a Management Bonus Plan (the “Bonus Plan”) that was established to promote the interests of the Company by creating an incentive program to (i) attract and retain key employees who will strive for excellence, and (ii) motivate those individuals to set and achieve above-average objectives by providing them with rewards for contributions to the financial performance of the Company. The target performance-based bonuses under the Bonus Plan were generally between median and the 75th percentile of the Company’s comparator group. The Compensation Committee believes that annual performance-based compensation is an effective tool to incentivize key employees, which is reflected in the above median targets as compared to base salary targets described above.

The individual bonus awards payable to the participants in the Bonus Plan for a plan year shall be based on criteria determined by the Compensation Committee in its sole discretion. Under the Bonus Plan, the criteria include (i) the Company’s achievement of specified Revenue (defined below) goals, (ii) the Company’s achievement of specified Adjusted EBITDA (defined below) goals, and (iii) the Company’s achievement of mobile daily active user (“DAU”) targets. The Compensation Committee shall determine the amounts and relative weighting of the goals in its sole discretion. The Company faces competition in its industry from a wide range of private and public companies. The actual targets determined by the Compensation Committee for 2014 under the Bonus Plan directly impact the Company and are commercially and financially sensitive. Disclosure of sensitive information regarding the Company’s targeted financial performance and DAU targets will provide the Company’s competitors with an unfair visibility into the Company’s plans and strategies and could adversely affect the Company’s competitive positions in the industry by allowing its competitor so use the information unfairly in determining how to compete most effectively with the Company.

In February 2014, the Compensation Committee set performance-based annual bonus targets for 2014, which were based on a percentage of base salary. In February 2015, the Compensation Committee authorized payment of 2014 performance-based bonuses in the following amounts:

Named Executive Officer	Target Bonus as Percentage of Base Salary	Target Bonus	Actual Bonus Paid
Geoff Cook	80%	$262,080	$269,229
David Clark	50%	$163,800	$168,268
Frederic Beckley	30%	$78,652	$80,797
Richard Friedman	50%	$157,500	$161,796

A portion of the bonus was based on the Company’s achievement of a certain Revenue target in 2014, a portion was based on achievement of a certain Adjusted EBITDA target in 2014, and a portion was based on achievement of a certain mobile DAU target in January 2015. In choosing the performance criteria for the 2014 bonuses, the Compensation Committee determined that Adjusted EBITDA, Revenue, and mobile DAU were the best indicators of the Company’s success in 2014.

For Messrs. Cook, Clark, Beckley and Friedman, 40% of the bonus was based on achievement of the Revenue target, 40% was based on achievement of the mobile DAU target, and 20% was based on achievement of the Adjusted EBITDA target. Upon partial achievement of the applicable Revenue, mobile DAU, and Adjusted EBITDA goals, the bonus amounts would be prorated in accordance with the formulas determined by the Compensation Committee.

2014 Revenue resulted in 95% of the applicable weighted portion of each executive’s bonus being paid, mobile DAU resulted in 87% of the applicable weighted portion of each executive’s bonus being paid, and the 2014 Adjusted EBITDA resulted in approximately 151% of the applicable weighted portion of each executive’s bonus being paid, for a total payout under the plan at 103% of target.

For 2015, the performance-based annual bonus targets are the same as set forth in the chart above for 2014, except that for 2015, Mr. Beckley’s performance-based annual bonus target will be 50% of his base salary. In addition, Mr. Friedman resigned as Chief Techonology Officer, effective July 2015, and is therefore ineligible for a bonus for the 2015 performance period.

“Revenue,” for purposes of the Bonus Plan, generally means the total dollar amount of revenue generated by the Company for products sold or services provided during a specified plan year, and will exclude revenue from companies acquired during the plan year. “Adjusted EBITDA,” for purposes of the Bonus Plan, generally means earnings (or loss) before interest, taxes, depreciation and amortization before restructuring expenses, merger related expenses, stock based compensation expenses and any other expenses associated with the relocation of the Company’s headquarters or the cost associated shutting down any segment operations. In determining whether the Company has achieved an Adjusted EBITDA target, certain bonus accruals under the Bonus Plan are included, and certain costs, as well as revenue and Adjusted EBITDA from acquired entities, and, all items of gain, loss or expense for such fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence, or related to the disposal of a segment of a business, are excluded. “Mobile DAU,” for purposes of the Bonus Plan, generally means a registered user who accessed the Company’s sites by one of the Company’s mobile applications or by the mobile-optimized version of the website, whether on a mobile phone or tablet, such as the iPad, during the day of measurement.

Mr. Alena does not participate in the Management Bonus Plan and is eligible for commissions only. He is entitled to 0.85% of the Company’s advertising sales, with monthly commission payments capped at $30,000 per month. For 2014, Mr. Alena received commission amounts equal to $331,936.

Equity Compensation

Our shareholders approved the MeetMe, Inc. 2012 Omnibus Incentive Plan in June 2012, which permits the Compensation Committee to award various types of equity based awards. In August 2014, the shareholders approved the MeetMe, Inc. Amended and Restated 2012 Omnibus Incentive Plan (together, with the MeetMe, Inc. 2012 Omnibus Incentive Plan, “the 2012 Omnibus Incentive Plan”), providing for the issuance of up to 8,700,000 shares of common stock. Equity incentives form an integral part of the compensation paid to our Named Executive Officers.

In May 2014, we granted time-based stock options and restricted stock awards (“RSAs”) to all of our Named Executive Officers. Approximately 50% of the annual equity compensation granted to our Named Executive Officers was in the form of stock options and 50% was in the form of RSAs, which allocation is generally consistent with the peer average. We added the stock option component to our ongoing Named Executive Officer equity compensation program based on a recommendation by F.W. Cook in its May 2014 executive compensation report and the fact that most of our peer companies grant options to their executive officers. We believe that stock options and RSAs provide a strong incentive to increase stockholder value because they directly align our Named Executive Officer’s interests with those of stockholders. With the addition to our annual executive compensation program of stock options that vest over multiple years, we believe our executive compensation program is better aligned with market practice and provides a real incentive to our executive officers to create long term shareholder value. Based on F.W. Cook’s May 2014 report, our Chief Executive Officer’s compensation was the lowest of our peers. Mr. Cook was granted equity awards in 2014 for the first time since 2011.

The stock options granted to our Named Executive Officers in 2014 vest and become exercisable as to one third of the shares subject to each option on the first anniversary of the date of grant and the remainder of each option vests over a two-year period in equal monthly increments following the first anniversary of the date of grant. The RSAs vest over three years in three equal annual installments on the first, second and third anniversaries of the date of grant.

Named Executive Officer	Number of Stock Options	Shares of Restricted Common Stock
Geoff Cook	149,100	103,900
David Clark	70,700	49,300
William Alena	47,000	33,000
Frederic Beckley	47,000	33,000
Richard Friedman	70,700	49,300

Perquisites

We do not have programs for providing personal benefit perquisites to Named Executive Officers.

Broad-Based Programs

Our Named Executive Officers participate in our broad-based group health plan and 401(k) savings plan offered to all full time employees of the Company. There was a matching contribution provided by the Company during 2014 to all participants. The matching contributions provided to the Named Executive Officers are as follows:

Name	401(k) Plan Company Match ($)
Geoffrey Cook	10,400
David Clark	9,900
William Alena	10,400
Frederic Beckley	10,400
Richard Friedman	10,400

Stock Ownership Guidelines

We do not have formal stock ownership guidelines or holding requirements.

Anti-Hedging and Anti-Pledging Policies

Pursuant to the Company’s insider trading policy, the Company prohibits any employees, officers, directors or other individuals who are aware of material non-public information from buying or selling puts or calls of our stock (i.e., entering into a hedging transaction) and from pledging our stock as collateral for a loan (i.e., entering into a pledging transaction).

Clawback Policy

We have not yet adopted a formal clawback policy because we await the issuance of clarifying regulations by the SEC regarding required elements of any such clawback policy. As required by section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we intend to adopt a clawback policy upon issuance by the SEC of final rules regarding clawbacks. The 2012 Omnibus Incentive Plan provides that a grant agreement may provide that, in the event of a restatement of the Company’s financial statements and the Compensation Committee determines, based on the results of the restatement, that a lesser amount or portion of an award granted under the 2012 Omnibus Incentive Plan should have been paid or vested, it may (i) cancel all or any portion of any outstanding awards and (ii) require the participants, or other person to whom any payment has been made or shares or other property have been transferred in connection with the award, to forfeit and pay over to the Company all or any portion of the gain realized upon the exercise of any stock option or stock appreciation right and the value realized on the vesting or payment of any other award during the period beginning twelve months preceding the date of the restatement and ending with the date of cancellation of any outstanding awards.

Compensation Adviser Independence

The Compensation Committee worked directly with F. W. Cook to conduct a review of the Company’s compensation programs. F. W. Cook reported directly to the Compensation Committee and all work conducted by F.W. Cook for the Company is on behalf, and under the direction and the authority, of the Compensation Committee.

The Compensation Committee engaged F. W. Cook to provide executive compensation analyses using peer group proxy data. F. W. Cook provides no services to the Company other than the foregoing consulting services and has no other direct or indirect business relationships with the Company or any of its affiliates. After examining whether there was a conflict of interest present between the Company and F. W. Cook, the Compensation Committee concluded that F. W. Cook had no conflicts of interest during 2014. In reaching this conclusion, the Compensation Committee considered the six independence factors relating to committee advisers that are specified in SEC Rule 10C-1.

Material Terms of Named Executive Officer Employment Agreements and Post Employment Compensation

We have employment agreements with Messrs. Cook, Clark, Alena, Beckley and Friedman, which provide for special benefits upon certain types of employment termination events. We enter into employment agreements with our key executives, including the Named Executive Officers, as part of a competitive compensation and retention package. Mr. Friedman's employment agreement terminated in July 2015 upon the effective date of his resignation.

In addition, the Compensation Committee approved a severance policy for our Named Executive Officers in December 2013 (“Severance Policy”). The policy provides that if a Named Executive Officer is terminated by the Company without cause (as defined in the Named Executive Officer’s employment agreement), by the Company on account of non-renewal of the Named Executive Officer’s employment agreement, or by the Named Executive Officer for good reason (as defined in the Named Executive Officer’s employment agreement), provided that the Named Executive Officer executes and does not revoke a release and waiver of claims in favor of the Company, the Named Executive Officer will be paid the greater of (i) the severance amount set forth in the Named Executive Officer’s employment agreement or (ii) three months of base salary for each full year of continuous employment with the Company, with a minimum payment of six months’ base salary and a maximum payment of 12 months’ base salary. As further explained below, both Messrs. Beckley and Alena would be eligible for severance in accordance with the Severance Policy in the event that either incurs a termination of employment on account of any of the reasons described above, and Mr. Cook would be eligible for severance in accordance with the Severance Policy in the event his employment is terminated by the Company on account of nonrenewal of his employment agreement.

Geoff Cook’s Employment Agreement

Effective as of July 19, 2011, we entered into an employment agreement with our then Chief Operating Officer and President of the Consumer Internet Division, Geoff Cook. The employment agreement was amended effective March 6, 2013 and again effective August 8, 2013. Mr. Cook was promoted to Chief Executive Officer of the Company, effective March 11, 2013. In addition to the base salary and performance-based bonus described above in the Compensation Discussion and Analysis, during the term of the employment agreement, Mr. Cook is entitled to participate in all health, life, disability, insurance and other benefit programs that the Company may offer to other key executives of the Company from time to time. Mr. Cook is entitled to six weeks of paid time off per calendar year (in addition to holidays), provided that no more than two weeks of paid time off can be used in any calendar month.

 The employment agreement provides that in the event that the Company terminates Mr. Cook’s employment without cause (other than on account of death, disability or retirement) or Mr. Cook terminates his employment for good reason, in either case, whether before or after a change of control, then, the Company is obligated to pay or provide Mr. Cook (i) a lump sum amount equal to all compensation payable for services rendered to the Company, including unused vacation time and earned bonus, that was accrued and unpaid as of the date of termination of employment, (ii) a lump sum amount equal to two times Mr. Cook’s base salary, plus two times his target bonus as in effect immediately prior to termination, (iii) full vesting and exercisability of any outstanding stock options, which options shall remain exercisable for two years following termination, (iv) 12 months of continued benefits for Mr. Cook and his dependents under the Company’s life, health, accident and disability plans, if permitted under those plans, on the same cost-sharing basis as was applicable immediately before termination of employment (or, if not permitted under the applicable plans, or if the benefits under the applicable plans are materially reduced, six months of substantially similar benefits for Mr. Cook and his dependents), provided that such continued benefits will cease if Mr. Cook becomes eligible for benefits with a subsequent employer, and (v) full vesting of awards under all other compensation plans and programs not previously paid. The employment agreement provides that if the payments and benefits otherwise payable to Mr. Cook would constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under Section 4999 of the Internal Revenue Code, if such reduction would provide Mr. Cook with a greater net after-tax benefit than would no reduction; if no, then no reduction applies.

If Mr. Cook’s employment is terminated by the Company without cause or by Mr. Cook for good reason, then Mr. Cook will be subject to non-competition and non-solicitation of customers and employees covenants for six months following termination, unless such termination occurs following a change of control, in which case, no such covenants will apply to Mr. Cook.

The employment agreement provides that in the event that Mr. Cook’s employment is terminated on account of death, the Company is obligated to pay or provide Mr. Cook’s estate (a) a lump sum amount equal to the sum of all earned but unpaid base salary, three months of Mr. Cook’s base salary and bonus payments and a pro rata portion of his target bonus as in effect immediately prior to termination, (b) full vesting and exercisability of any outstanding stock options, which options shall remain exercisable for two years following termination, (c) three months of continued benefits under the Company’s health, accident and disability plans, if permitted under those plans, on the same cost-sharing basis as was applicable immediately before termination of employment for Mr. Cook’s eligible dependents, and (d) full and immediate vesting of awards under all other compensation plans and programs not previously paid. If Mr. Cook’s employment is terminated on account of Mr. Cook’s disability, the Company is obligated to pay or provide Mr. Cook with (1) a lump sum amount equal to the sum of all earned but unpaid base salary, (2) full vesting and exercisability of any outstanding stock options, which options shall remain exercisable for two years following termination, (3) 12 months of continued benefits for Mr. Cook and his dependents under the Company’s life, health, accident and disability plans, if permitted under those plans, on the same cost-sharing basis as was applicable immediately before termination of employment, and (4) full vesting of awards under all other compensation plans and programs not previously paid. Mr. Cook will be subject to the Company’s non-competition and non-solicitation of employees and customers policies under the employment agreement for a period of 12 months following termination on account of disability.

If Mr. Cook’s employment is terminated by the Company for cause or by Mr. Cook without good reason, Mr. Cook is only entitled to a lump sum of all compensation payable for services rendered to the Company, including unused vacation time and earned bonus, that was accrued and unpaid as of the date of termination of employment, unless the Company provides Mr. Cook with notice that it will impose the non-competition and non-solicitation covenants in the employment agreement for up to six months post-termination. If the Company provides such notice and enforces such covenants, Mr. Cook will be entitled to receive, in periodic installments, an amount equal to (x) Mr. Cook’s base salary and target bonus in effect immediately prior to termination, multiplied by (y) the number of months that the Company enforces the covenants (not greater than six), divided by (z) 12.

Pursuant to the Severance Policy, if Mr. Cook is terminated on account of the Company’s failure to renew the employment agreement, Mr. Cook is eligible for the same severance payments provided under the employment agreement in the event his employment is terminated by the Company without Cause or by Mr. Cook for good reason, provided he executes and does not revoke a release and waiver of claims in favor of the Company,

For purposes of the employment agreement for Mr. Cook “cause” generally means the executive’s (i) willful misconduct or gross negligence that is not cured within 60 days following notice, (ii) conviction of a felony involving moral turpitude, or (iii) a material act of dishonesty or breach of trust resulting or intended to result directly or indirectly in personal gain or enrichment at the expense of the Company, and “good reason” generally means (a) the Company materially breaches the employment agreement, (b) a material diminution in base compensation (other than an across the board reduction), (c) a material diminution in executive’s authority, duties or responsibilities, or (d) the Company requires the executive, without his consent, to relocate his office more than 75 miles from the current location.

The following table sets forth information regarding potential payments upon termination of employment or a change of control estimated as of December 31, 2014 for Mr. Cook under the terms of his amended employment agreement:

	Salary (1) ($)	Bonus (1) ($)	Prorated Bonus (2) ($)	Accelerated Equity (3) ($)	All Other Compensation (4) ($)	Effect of 280G (5) ($)	Total ($)
Termination without cause	655,200	524,160	-	26,408	18,617	-	1,224,385
Termination for good reason	655,200	524,160	-	26,408	18,617	-	1,224,385
Termination by death	81,900	-	262,080	26,408	4,579	-	374,967
Termination by disability	-	-	-	26,408	18,617	-	45,025
Termination for cause	-	-	-	-	-	-	-
Termination without good reason	-	-	-	-	-	-	-
Termination due to nonrenewal (6)	655,200	524,160		26,408	18,617		1,224,385
Termination in connection with a change of control	655,200	524,160	-	26,408	18,617		1,224,385

(1)          Represents lump sum amounts. The numbers assume that the Company does not pay severance to enforce the restrictive covenants following a termination for cause or without good reason.

(2)          Represents a lump sum amount.

(3)          The exercise prices of Mr. Cook’s unvested options as of December 31, 2014 were in excess of the closing price of the Company’s common stock on such date. The amount represents present value of acceleration of Mr. Cook’s outstanding restricted stock awards.

(4)          Includes value of continued benefits for 12 months for Mr. Cook and his dependents under the Company’s life, health, accident and disability plans, assuming permitted under those plans, on the same cost-sharing basis as was applicable immediately before termination of employment. Upon termination due to death, amount includes the value of continued benefits for Mr. Cook’s eligible dependents for three months.

(5)          As with our other Named Executive Officers, Mr. Cook is not eligible to receive a tax gross-up to the extent Sections 280G and 4999 of the Internal Revenue Code apply to any payments or benefits he would receive. If the payments and benefits otherwise payable to Mr. Cook would constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under Section 4999 of the Internal Revenue Code, provided that such reduction would provide Mr. Cook with a greater net after-tax benefit than would no reduction. Based on our estimates as of December 31, 2014 of the impact of Section 280G of the Internal Revenue Code, Mr. Cook would receive a greater net after-tax benefit if all excess parachute payments are paid to him and the payments are subject to the excise tax under Section 4999 of the Internal Revenue Code than he would receive if the Company reduced those payments and benefits to avoid such excise tax.

(6)          Represents amounts payable under the Severance Policy.

David Clark’s Employment Agreement

Effective as of January 24, 2013, we entered into an employment agreement with our Chief Financial Officer, David Clark. The employment agreement has a three-year term that automatically renews unless either party terminates the agreement upon 60 days’ notice.

In addition to the base salary and performance-based bonus described above in the Compensation Discussion and Analysis, Mr. Clark is eligible to participate in the employee retirement and welfare benefit plans and program made available to the Company’s senior level executives as a group.

The employment agreement provides that in the event that the Company terminates Mr. Clark’s employment with the Company at any time without cause, or Mr. Clark terminates his employment for good reason, whether before or after a change of control, and provided he executes and does not revoke a release and waiver of claims, he will be entitled to (i) one year’s base salary, paid in installments, (ii) a pro rata amount of the target bonus based on the number of days Mr. Clark was employed during the year of termination, paid in a lump sum, (iii) monthly reimbursement for the monthly COBRA costs for a 12 month period and (iv) accelerated vesting of time-based equity awards granted to Mr. Clark. For the avoidance of doubt, a failure by the Company to renew Mr. Clark’s employment agreement (for a reason other than cause, death or disability or Mr. Clark’s resignation without good reason) will be treated as termination of Mr. Clark’s employment entitling him to the severance benefits described above.

The employment agreement provides that in the event that Mr. Clark’s employment is terminated on account of disability or death, the Company is obligated to pay or provide Mr. Clark or his executor, legal representative, administrator or designated beneficiary, as applicable, a pro rata portion of Mr. Clark’s target bonus, based on the number of days Mr. Clark was employed during the year of termination, paid in a lump sum.

 Mr. Clark is a party to the Company’s standard Confidential Information and Invention Assignment Agreement. During Mr. Clark’s employment with the Company and for the period of 12 months after Mr. Clark’s termination of employment, Mr. Clark shall not, directly or indirectly, in any territory or market in which the Company does business, or to Mr. Clark’s knowledge has plans to do business, render any material services or engage in any business that competes in any material respect with the business of the Company.

	Salary (1) ($)	Bonus ($)	Prorated Bonus (2) ($)	Accelerated Equity (3) ($)	All Other Compensation (4) ($)	Effect of 280G (5) ($)	Total ($)
Termination without cause	327,600	-	163,800	12,530	11,788	-	515,718
Termination for good reason	327,600	-	163,800	12,530	11,788	-	515,718
Termination by death	-	-	163,800	-	-	-	163,800
Termination by disability	-	-	163,800	-	-	-	163,800
Termination for cause	-	-	-	-	-	-	-
Termination without good reason	-	-	-	-	-	-	-
Termination due to nonrenewal	327,600	-	163,800	12,530	11,788	-	515,718
Termination in connection with a change of control	327,600	-	163,800	12,530	11,788	-	515,718

(1)          Payable in installments in accordance with the Company’s payroll practices.

(2)          Represents a lump sum amount, prorated based on Mr. Clark’s target bonus and the number of days Mr. Clark was employed in 2014.

(3)          The exercise prices of Mr. Clark’s unvested options as of December 31, 2014 were in excess of the closing price of the Company’s common stock on such date. The amount represents present value of acceleration of Mr. Clark’s outstanding restricted stock awards.

(4)          Includes value of continued health benefits for 12 months.

(5)          As with our other Named Executive Officers, Mr. Clark is not eligible to receive a tax gross-up to the extent Sections 280G and 4999 of the Internal Revenue Code apply to any payments or benefits he would receive. Based on estimates as of December 31, 2014, Mr. Clark’s payment in connection with a change in control would not be in excess of the threshold amount under Section 280G of the Internal Revenue Code and his payments would not be subject to an excise tax under Section 4999 of the Internal Revenue Code

William Alena’s Employment Agreement

Effective as of July 19, 2011, we entered into an employment agreement with our Chief Revenue Officer, William Alena. The employment agreement has a one year term that automatically renews unless either party terminates the agreement upon 30 days’ notice.

In addition to the base salary and participation in the commission plan described above in the Compensation Discussion and Analysis, in accordance with Mr. Alena’s employment agreement, Mr. Alena is entitled to participate in all health, life, disability, other insurance and benefit programs that the Company may have offered to other key executives of the Company from time to time. Mr. Alena is entitled to three weeks of paid time off per calendar year (excluding holidays), provided that no more than two weeks of paid time off can be used in any calendar month.

Upon a change of control of the Company, all of Mr. Alena’s unvested stock options will immediately vest and become exercisable, and upon termination of Mr. Alena’s employment following the change of control, all vested and exercisable stock options will remain exercisable for one year following termination of employment. Mr. Alena will not be subject to the non-competition and non-solicitation of employees or customers covenants upon a termination of employment following a change of control.

The employment agreement does not provide for any severance benefits upon a termination without cause or for good reason. However, in accordance with the Severance Policy, if Mr. Alena’s employment is terminated by the Company without cause, by the Company on account of non-renewal of the employment agreement, or by Mr. Alena for good reason, provided that he executes and does not revoke a release and waiver of claims in favor of the Company, Mr. Alena will receive 12 months’ base salary.

The employment agreement provides that in the event that Mr. Alena’s employment is terminated on account of death, the Company is obligated to pay or provide Mr. Alena’s estate all base salary that has accrued but not yet been paid as of the date of termination, as well as a pro rata portion of Mr. Alena’s target bonus under the Company’s Management Bonus Plan through the month in which his death occurs. If Mr. Alena’s employment terminates on account of Mr. Alena’s disability, the Company is obligated to pay or provide Mr. Alena with base salary earned but not yet paid, and Mr. Alena would be subject to the Company’s non-solicitation of employees and customers covenants under the employment agreement for 12 months following termination on account of disability.

If Mr. Alena’s employment is terminated by the Company for cause or by Mr. Alena without good reason, Mr. Alena is only entitled to a lump sum of all compensation payable for services rendered to the Company, including earned vacation time, unless the Company provides Mr. Alena with notice that it will enforce the non-competition and non-solicitation covenants in the employment agreement for up to six months post-termination. If the Company provides such notice and enforces such covenants, Mr. Alena will be entitled to receive, in periodic installments, an amount equal to (x) Mr. Alena’s base salary and target bonus in effect immediately prior to termination, multiplied by (y) the number of months that the Company enforced the covenants, divided by (z) 12.

	Salary (1) ($)	Bonus ($)	Prorated Bonus ($)	Accelerated Equity(2) ($)	All Other Compensation ($)	Effect of 280G (3) ($)	Total ($)
Termination without cause	218,400	-	-	-	-	-	218,400
Termination for good reason	218,400	-	-	-	-	-	218,400
Termination by death	-	-	-	-	-	-	-
Termination by disability	-	-	-	-	-	-	-
Termination for cause	-	-	-	-	-	-	-
Termination without good reason	-	-	-	-	-	-	-
Termination on account of nonrenewal	218,400	-	-	-	-	-	218,400
Termination in connection with a change of control	218,400	-	-	17,124		-	235,524

(1)          Payable under the Severance Policy. The numbers assume that the Company does not pay severance to enforce the restrictive covenants following a termination for cause or without good reason.

(2)          The exercise prices of Mr. Alena’s unvested options as of December 31, 2014 were in excess of the closing price of the Company’s common stock on such date. The amount represents present value of acceleration of Mr. Alena’s outstanding restricted stock awards, which vest in full if Mr. Alena’s employment is terminated upon or within 24 months following a change in control in accordance with the terms of the 2012 Omnibus Incentive Plan.

(3)          As with our other Named Executive Officers, Mr. Alena is not eligible to receive a tax gross-up to the extent Sections 280G and 4999 of the Internal Revenue Code apply to any payments or benefits he would receive. Based on estimates as of December 31, 2014, Mr. Alena’s payments in connection with a change in control would not be in excess of the threshold amount under Section 280G of the Internal Revenue Code and his payments would not be subject to an excise tax under Section 4999 of the Internal Revenue Code.

Frederic Beckley’s Employment Agreement

Effective as of November 18, 2011, we entered into an employment agreement with our General Counsel and Executive Vice President of Business Affairs, Frederic Beckley.

In addition to the base salary and performance-based bonus described above in the Compensation Discussion and Analysis, Mr. Beckley is entitled to participate in all health, life, disability, other insurance and benefit programs that the Company may have offered to other key executives of the Company from time to time. Mr. Beckley is entitled to three weeks of paid time off per calendar year (excluding holidays), provided that no more than two weeks of paid time off can be used in any calendar month.

Upon a change of control of the Company, all of Mr. Beckley’s outstanding stock options will immediately vest and become exercisable, and upon termination of Mr. Beckley’s employment following the change of control, all vested and exercisable stock options will remain exercisable for one year following termination of employment. Mr. Beckley will not be subject to the non-competition and non-solicitation of employees or customers covenants upon a termination of employment following a change of control.

The employment agreement does not provide for any severance benefits upon a termination without cause or for good reason. However, in accordance with the Severance Policy, if Mr. Beckley’s employment is terminated by the Company without cause, by the Company on account of non-renewal of the employment agreement, or by Mr. Beckley for good reason, provided that he executes and does not revoke a release and waiver of claims in favor of the Company, Mr. Beckley will receive nine months’ base salary.

The employment agreement provides that in the event that Mr. Beckley’s employment is terminated on account of death, the Company is obligated to pay or provide Mr. Beckley’s estate all base salary that has accrued but not yet been paid as of the date of termination, as well as a pro rata portion of Mr. Beckley’s target bonus under the Company’s Management Bonus Program through the month in which his death occurs. If Mr. Beckley’s employment is terminated on account of Mr. Beckley’s disability, the Company is obligated to pay or provide Mr. Beckley with base salary earned but not yet paid, and Mr. Beckley would be subject to the Company’s non-solicitation of employees and customers covenants under the employment agreement for 12 months following termination on account of disability.

If Mr. Beckley’s employment is terminated by the Company for cause or by Mr. Beckley without good reason, Mr. Beckley is only entitled to a lump sum of all compensation payable for services rendered to the Company, including earned vacation time, unless the Company provides Mr. Beckley with notice that it will enforce the non-competition and non-solicitation covenants in the employment agreement for up to six months post-termination. If the Company provides such notice and enforces such covenants, Mr. Beckley will be entitled to receive, in periodic installments, an amount equal to (x) Mr. Beckley’s base salary and target bonus in effect immediately prior to termination, multiplied by (y) the number of months that the Company enforced the covenants (but not more than six), divided by (z) 12.

For purposes of the employment agreements for Messrs. Beckley and Alena, “cause” generally means the executive’s (i) willful misconduct or gross negligence that is materially harmful to the Company or repeated despite notice, (ii) conviction of a felony involving moral turpitude, or (iii) material act of dishonesty or breach of trust resulting or intended to result directly or indirectly in personal gain or enrichment at the expense of the Company, and “good reason” generally means the Company (a) materially breaches the employment agreement, (b) fails to pay the executive his base salary or bonus due for more than 10 days, (c) materially diminishes the executives duties, (d) decreases the executive’s compensation, or (e) materially reduces the executive’s welfare benefits, other than an across the board reduction.

	Salary (1) ($)	Bonus ($)	Prorated Bonus(2) ($)	Accelerated Equity (3) ($)	All Other Compensation ($)	Effect of 280G (4) ($)	Total ($)
Termination without cause	196,629	-	-	-	-	-	196,629
Termination for good reason	196,629	-	-	-	-	-	196,629
Termination by death	-	-	78,652	-	-	-	78,652
Termination by disability	-	-	-	-	-	-	-
Termination for cause	-	-	-	-	-	-	-
Termination without good reason	-	-	-	-	-	-	-
Termination on account of nonrenewal	196,629	-	-	-	-	-	196,629
Termination in connection with a change of control	196,629	-	-	17,124		-	213,753

(1)          Payable under the Severance Policy. The numbers assume that the Company does not pay severance to enforce the restrictive covenants following a termination for cause or without good reason.

(2)          Represents a lump sum amount equal to Mr. Beckley’s target bonus, prorated based on the number of days Mr. Beckley was employed with the Company in 2014.

(3)          The exercise prices of Mr. Beckley’s unvested options as of December 31, 2014 were in excess of the closing price of the Company’s common stock on such date. The amount represents present value of acceleration of Mr. Beckley’s outstanding restricted stock awards, which vest in full if Mr. Beckley’s employment is terminated upon or within 24 months following a change in control in accordance with the terms of the 2012 Omnibus Incentive Plan.

(4)          As with our other Named Executive Officers, Mr. Beckley is not eligible to receive a tax gross-up to the extent Sections 280G and 4999 of the Internal Revenue Code apply to any payments or benefits he would receive. Based on estimates as of December 31, 2014, Mr. Beckley’s payments in connection with a change in control would not be in excess of the threshold amount under Section 280G of the Internal Revenue Code and his payments would not be subject to an excise tax under Section 4999 of the Internal Revenue Code.

Richard Friedman’s Employment Agreement

Effective as of August 19, 2013, we entered into an employment agreement with our Chief Technology Officer, Richard Friedman. The employment agreement has a one year term that automatically renews unless either party terminates the agreement upon 60 days’ notice.

In addition to the base salary and bonus described in the Compensation Discussion and Analysis, Mr. Friedman is eligible to participate in the employee retirement and welfare benefit plans and program made available to the Company’s senior level executives as a group.

The employment agreement provides that in the event that the Company terminated Mr. Friedman’s employment with the Company at any time without cause, or Mr. Friedman terminates his employment for good reason, and provided he executes and does not revoke a release and waiver of claims, he will be entitled to one year’s base salary, paid in installments. For the avoidance of doubt, a failure by the Company to renew Mr. Friedman’s employment agreement (for a reason other than cause, death or disability or Mr. Friedman’s resignation without good reason) will be treated as termination of Mr. Friedman’s employment entitling him to the severance benefits described above.

The employment agreement provides that in the event that Mr. Friedman’s employment is terminated on account of disability or death, the Company is obligated to pay or provide Mr. Friedman or his executor, legal representative, administrator or designated beneficiary, as applicable, a pro rata portion of Mr. Friedman’s target bonus, based on the number of days Mr. Friedman was employed during the year of termination, paid in a lump sum.

Mr. Friedman is a party to the Company’s standard Confidential Information and Invention Assignment Agreement. During Mr. Friedman’s employment with the Company and for the period of 12 months after Mr. Friedman’s termination of employment, Mr. Friedman shall not, directly or indirectly, in any territory or market in which the Company does business, or to Mr. Friedman’s knowledge has plans to do business, render any material services or engage in any business that competes in any material respect with the business of the Company.

 For purposes of the employment agreement for Messrs. Clark and Friedman, “cause” generally means, after having an opportunity to cure, the executive’s (i) commission of a felony, (ii) failure, refusal or neglect to perform his duties to the Company, (iii) breach of any restrictive covenants or code of business conduct and ethics or (iv) material act of dishonesty or breach of trust or other misconduct, and “good reason” generally means the Company (a) materially breaches the employment agreement, (b) reduces the executive’s base salary, (c) materially diminishes the executive’s authority, duties, or responsibilities or the authority, duties or responsibilities of the supervisor to whom the executive is required to report, or (d) materially changes the geographic location at with the executive is required to perform services for the Company.

Upon Mr. Friedman’s resignation without good reason, effective July 3, 2015, Mr. Friedman was entitled to any amounts earned, accrued or owing but not yet paid through July 3, 2015, and any benefits due in accordance with the terms of any applicable benefit plans and programs of the Company. Mr. Friedman continues to be bound by the terms of the Company’s standard Confidential Information and Invention Assignment Agreement to which he is a party, and the non-competition covenant contained in the employment agreement described above.

	Salary (1) ($)	Bonus ($)	Prorated Bonus (2) ($)	Accelerated Equity (3) ($)	All Other Compensation ($)	Effect of 280G (4) ($)	Total ($)
Termination without cause	315,000	-	-	-	-	-	315,000
Termination for good reason	315,000	-	-	-	-	-	315,000
Termination by death	-	-	157,500	-	-	-	157,500
Termination by disability	-	-	157,500	-	-	-	157,500
Termination for cause	-	-	-	-	-	-	-
Termination without good reason	-	-	-	-	-	-	-
Termination on account of nonrenewal	315,000	-		-	-	-	315,000
Termination in connection with a change of control	315,000	-	-	12,530	-	-	327,530

(1)          Payable in installments in accordance with the Company’s payroll practices.

(2)          Represents a lump sum amount equal to Mr. Friedman’s target bonus, prorated based on the number of days Mr. Friedman was employed with the Company in 2014.

(3)          The exercise prices of Mr. Friedman’s unvested options as of December 31, 2014 were in excess of the closing price of the Company’s common stock on such date. The amount represents present value of acceleration of Mr. Friedman’s outstanding restricted stock awards, which vest in full if Mr. Friedman’s employment is terminated upon or within 24 months following a change in control in accordance with the terms of the 2012 Omnibus Incentive Plan.

(4)          As with our other Named Executive Officers, Mr. Friedman is not eligible to receive a tax gross-up to the extent Sections 280G and 4999 of the Internal Revenue Code apply to any payments or benefits he would receive. Based on estimates as of December 31, 2014, Mr. Friedman’s payments in connection with a change in control would not be in excess of the threshold amount under Section 280G of the Internal Revenue Code and his payments would not be subject to an excise tax under Section 4999 of the Internal Revenue Code.

Richard Friedmans's Consulting Agreement

Effective for the period beginning July 4, 2015 and ending December 31, 2015, Mr. Friedman will continue providing services to the Company as a consultant. In this capacity, Mr. Friedman will provide advisory services as requested from time to time by the Company, for which the Company will pay Mr. Friedman bi-weekly installments of $3,802.15.

Tax Considerations

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. While deductibility of executive compensation for federal income tax purposes is among the factors the Compensation Committee considers when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

COMPENSATION TABLES

The following tables reflect the compensation paid to our Chief Executive Officer, our Chief Financial Officer, and our three next most highly compensated executive officers serving at the end of the last fiscal year whose compensation exceeded $100,000, and who we refer to as our Named Executive Officers for 2014, 2013 and 2012.

2014 Summary Compensation Table

Name of Principal Position (a)	Year (b)	Salary ($)(c)(1)	Stock Awards ($)(e)(2)		Option Awards ($)(f)(2)		Non-Equity Incentive Plan Compensation ($)(g)		All Other Compensation ($)(i)(21)	Total ($)(j)
Geoffrey Cook	2014	298,500	321,051	(3)	321,981	(9)	269,229	(18)	28,326	1,239,087
Chief Executive Officer	2013	250,000	-		-		318,220	(19)	10,979	579,199
	2012	250,000	-		-		203,747	(19)	10,928	464,675

David Clark	2014	321,750	152,337	(4)	152,677	(10)	168,268	(18)	31,281	826,313
Chief Financial Officer	2013	234,000	173,250	(5)	495,000	(11)	248,211	(19)	8,195	1,158,656
	2012	-	-		-		-		-	-

William Alena	2014	214,500	101,970	(6)	101,497	(12)	331,936	(20)	27,506	777,409
Chief Revenue Officer	2013	208,000	141,600	(7)	116,550	(13)	290,368	(20)	10,979	767,497
	2012	208,000	-		154,800	(14)	311,809	(20)	10,957	685,566

Frederic Beckley	2014	257,491	101,970	(6)	101,497	(12)	80,797	(18)	17,402	559,157
General Counsel and Executive	2013	249,688	141,600	(7)	43,706	(15)	119,183	(19)	122	554,299
Vice President, Business Affairs	2012	244,180	-		460,300	(16)	74,906	(19)	116	779,502

Richard Friedman	2014	309,375	152,337	(4)	152,677	(10)	161,796	(18)	28,584	804,769
Chief Technology Officer	2013	97,885	259,500	(8)	310,625	(17)	199,511	(19)	3,140	870,661
	2012	-	-		-		-		-	-

(1)           Represents cash compensation for salary.

(2)           The amounts in these columns represent the fair value of the award as of the grant date as computed in accordance with FASB ASC Topic 718 and the recently revised SEC disclosure rules. The amounts in the column titled “Option Awards” represent awards that were paid in options to purchase shares of common stock and do not reflect the actual amount that may be realized by the Named Executives Officers.

(3)           Includes a restricted stock award of 103,900 shares of Company common stock, which vests in equal increments on May 7, 2015, 2016, and 2017.

(4)           Includes a restricted stock award of 49,300 shares of Company common stock, which vests in equal increments on May 7, 2015, 2016, and 2017.

(5)           Includes restricted stock awards of 75,000 shares of Company common stock, which vested in full on April 2, 2014.

(6)           Includes a restricted stock award of 33,000 shares of Company common stock, which vests in equal increments on May 7, 2015, 2016, and 2017.

(7)           Includes a restricted stock award of 80,000 shares of Company common stock, which vest in equal increments on May 15, 2014, 2015 and 2016.

(8)           Includes a restricted stock award of 150,000 shares of Company common stock, which vested in full on September 3, 2014.

(9)           Includes 149,100 10-year stock options exercisable at $3.09 per share, which vest as to one-third on May 7, 2015, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being June 7, 2015.

(10)         Includes 70,700 10-year stock options exercisable at $3.09 per share, which vest as to one-third on May 7, 2015, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being June 7, 2015.

(11)         Includes 300,000 10-year stock options exercisable at $2.31 per share, which vested as to one-third on April 2, 2014, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being May 2, 2014.

(12)         Includes 47,000 10-year stock options exercisable at $3.09 per share, which vest as to one-third on May 7, 2015, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being June 7, 2015.

(13)        Includes 100,000 10-year stock options exercisable at $1.67 per share, which vested in full on June 4, 2014.

(14)         Includes 60,000 10-year stock options exercisable at $3.65 per share, which vests in equal increments on May 16, 2013, 2014, and 2015.

(15)         Includes 37,500 10-year stock options exercisable at $1.67 per share, which vested in full on June 4, 2014.

(16)         Includes 130,000 10-year stock options exercisable at $3.32 per share, which vests as to one-third on November 28, 2012, and the balance vested over a two-year period in equal monthly increments with the first monthly vesting date being December 28, 2012. Also includes 60,000 10-year stock options exercisable at $3.65 per share, which vest in equal increments on May 16, 2013, 2014, and 2015.

(17)         Includes 250,000 10-year stock options exercisable at $1.73 per share, which vested as to one-third on September 3, 2014, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being October 3, 2014.

(18)         Represents bonus amounts earned for services performed in 2014, pursuant to the Bonus Plan, as described under “Performance-Based Bonuses” in the Compensation Discussion and Analysis.

(19)         Represents bonus amounts earned for services performed in 2013 and 2012, pursuant to the 2013 and 2012 Bonus Plan, respectively.

(20)         Represents commission earned in 2014, 2013 and 2012, pursuant to the 2014, 2013 and 2012 commission plans, respectively.

(21)         The amounts in this column include company matching contributions under the Company’s 401(k) Plan, health, dental, life and disability insurance premiums. The amounts for 2014 are shown in the following table:

Name	401(k) Plan Company Match ($)	Health & Dental Insurance Premiums ($)	Life Insurance Premiums ($)	Disability Insurance Premiums ($)
Geoffrey Cook	10,400	11,097	122	6,707
David Clark	9,900	12,290	122	8,969
William Alena	10,400	11,447	122	5,537
Frederic Beckley	10,400	-	122	6,880
Richard Friedman	10,400	12,635	122	5,427

GRANTS OF PLAN-BASED AWARDS – 2014

The following table provides details regarding plan-based awards granted to our Named Executive Officers in 2014.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(d)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(i)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(j)(3)	Exercise or Base Price of Option Awards ($/Sh)(k)	Grant Date Fair Value of Stock and Option Awards (l)(4)
Geoffrey Cook	5/07/2014	262,080		149,100	3.09	321,981

	5/07/2014		103,900			321,051

David Clark	5/07/2014	163,800		70,700	3.09	152,677

	5/07/2014		49,300			152,337

Richard Friedman	5/07/2014	157,500		70,700	3.09	152,677

	5/07/2014		49,300			152,377

William Alena	5/07/2014	360,000		47,000	3.09	101,497

	5/07/2014		33,000			101,970

Frederic Beckley	5/07/2014	78,652		47,000	3.09	101,497

	5/07/2014		33,000			101,970

(1)           These amounts for Messrs. Cook, Clark, Friedman and Beckley represent target cash-based incentive awards made to the Named Executive Officers approved by the Compensation Committee on February 21, 2014 under the Bonus Plan in the amount of $262,080, $163,800, $157,500 and $78,652, respectively. Each bonus award represented a target payout based on performance percentages if certain Revenue, mobile DAU, and Adjusted EBITDA goals were met, as described in more detail in the discussion under “Performance-Based Bonuses” above. The Bonus Plan did not provide for threshold or maximum amounts payable for performance under the plan. The amounts in the target column (d) represent 100% achievement of the applicable performance goals. To the extent earned, the bonuses under the Bonus Plan are reported in the Non-Equity Incentive Plan Awards column (g) in the Summary Compensation Table. The amount for Mr. Alena represents the target commission and maximum commission Mr. Alena could have earned in 2014, and the actual amount Mr. Alena earned is reported in the Non-Equity Incentive Plan Awards column (g) in the Summary Compensation Table.

(2)           The restricted stock awards granted were granted to all Named Executive Officers on May 7, 2014 and vest in three equal increments on May 7 of 2015, 2016, and 2017. The restricted stock awards were granted under the 2012 Omnibus Incentive Plan.

(3)           The stock options granted were granted to all Named Executive Officers on May 7, 2014 and vest as to one-third on May 7, 2015, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being June 7, 2015. The stock options were granted under the 2012 Omnibus Incentive Plan.

(4)           The amounts in these columns represent the fair value of the award as of the grant date as computed in accordance with FASB ASC Topic 718 and the recently revised SEC disclosure rules. These amounts represent equity-based awards that are in the form of shares or options to purchase shares of common stock and do not reflect the actual amount that may be realized by the Named Executives Officers.

Outstanding Equity Awards at 2014 Fiscal Year End

Listed below is information with respect to unexercised options and stock that has not vested with respect to equity incentive awards granted to each of our Named Executive Officers as of December 31, 2014, all of which were granted under the 2012 Omnibus Incentive Plan:

		Option Awards					Stock Awards
Name	Grant Date	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or units of stock that have not vested		Market Value of shares or units of stock that have not vested
(a)		(b)	(c)		($)(e)	(f)	(g)		(h)

Geoffrey Cook	11/10/2011	450,000	-		4.24	11/10/2021	-		-
	05/07/2014	-	149,100	(1)	3.09	05/07/2024	-		-
	05/07/2014	-	-		-		103,900	(5)	321,051

David Clark	04/02/2013	166,668	133,332	(2)	2.31	04/02/2023	-		-
	05/07/2014	-	70,700	(1)	3.09	05/07/2024	-		-
	05/07/2014	-	-		-		49,300	(5)	152,337

William Alena	11/10/2011	130,000	-		4.24	11/10/2021	-		-
	05/16/2012	40,000	20,000	(3)	3.65	05/16/2022	-		-
	05/15/2013	-	-		-		53,333	(4)	89,066
	07/16/2013	100,000	-		1.67	07/16/2023	-		-
	05/07/2014	-	47,000	(1)	3.09	05/07/2024	-		-
	05/07/2014	-	-		-		33,000	(5)	101,970

Frederic Beckley	01/01/2012	130,000	-		3.32	01/01/2022	-		-
	05/16/2012	40,000	20,000	(3)	3.65	05/16/2022	-		-
	05/15/2013	-	-		-		53,333	(4)	89,066
	07/16/2013	37,500	-		1.67	07/16/2023	-		-
	05/07/2014	-	47,000	(1)	3.09	05/07/2024	-		-
	05/07/2014	-	-		-		33,000	(5)	101,970

Richard Friedman	09/03/2013	104,168	145,832	(6)	1.73	09/03/2023	-		-
	05/07/2014	-	70,700	(1)	3.09	05/07/2024	-		-
	05/07/2014	-	-				49,300	(5)	152,337

_______________

(1)           The options vest as to one-third on May 7, 2015, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being June 7, 2015.

(2)           The options vest as to one-third on April 2, 2014, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being May 2, 2014.

(3)           The options vest in equal increments on May 16, 2013, May 16, 2014 and May 16, 2015.

(4)           The restricted stock awards vest in equal increments on May 15, 2014, May 15, 2015, and May 15, 2016.

(5)           The restricted stock awards vest in equal increments on May 7, 2015, May 7, 2016, and May 7, 2017.

(6)           The options vest as to one-third on September 3, 2014, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being October 3, 2014.

Option Exercises and Stock Vested – 2014

The following table provides information regarding option exercises and stock award vesting for our Named Executive Officers in 2014.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (b)	Value Realized on Exercise (c)	Number of Shares Acquired on Vesting (d)(1)		Value Realized on Vesting (e)
Geoffrey Cook	-	$-	-		$-
David Clark	-	$-	75,000	(2)	$255,750
Richard Friedman	-	$-	150,000	(3)	$334,500
William Alena	-	$-	26,667	(4)	$54,667
Frederic Beckley	-	$-	26,667	(4)	$54,667

(1)           Represents restricted stock awards that vested in 2014.

(2)           Includes a restricted stock award of 75,000 shares that vested in full on April 2, 2014.

(3)           Includes a restricted stock award of 150,000 shares that vested in full on September 3, 2014.

(4)           Includes a restricted stock award of 80,000 shares that vested as to one-third on May 16, 2014, representing 26,667 shares vesting on May 16, 2014, with the balance vesting in equal increments on May 16, 2015 and May 16, 2016.

Pension Benefits

The Company does not provide pension benefits.

Nonqualified Deferred Compensation

The Company does not have nonqualified deferred compensation plans in which our Named Executive Officers participate.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee during the last completed fiscal year are Spencer Rhodes and Ernesto Cruz. None of these individuals has ever been an officer or employee of the Company or any of its subsidiaries.

Securities Authorized for Issuance under Equity Compensation Plans

The following table discloses, as of December 31, 2014, the number of outstanding options and other rights granted by the Company to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans. The table provides this information separately for equity compensation plans that have and have not been approved by shareholders.

Plan Category		Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (c)
	2012	3,370,184		$2.17	5,666,287
	2006	7,223,107		$2.30	0
	non-plan	443,038	(1)	$1.34	0
Equity compensation plans approved by security holders	total	11,036,329		$2.22	5,666,287

Equity compensation plans not approved by security holders		0			0

Total		11,036,329			5,666,287

(1) The Board of Directors approved and our stockholders ratified the issuance of 443,038 of stock options under the Prior Plan outside of our stock incentive plans.

Related Person Transactions

We have engaged in certain transactions in which some of our directors, executive officers and 5% shareholders had a direct or indirect material interest, in which the amount involved exceeded the lesser of $120,000 or 1% of the average of our total assets for the last two completed fiscal years (not including employment agreements with our management). These transactions are described below. On January 29, 2007, our management adopted the Related Party Transactions Policy. The Related Party Transactions Policy applies to certain transactions between MeetMe and a “Related Party.” Under the Related Party Transaction Policy, management must present to the Audit Committee any such related party transactions that it is proposing to enter into. Any such transactions must be on terms comparable to those obtainable in arm’s length dealing with unrelated third parties and must be approved by the Audit Committee. Under the Related Party Transactions Policy, MeetMe must include disclosure of such transactions in its applicable filings made with the SEC.

Prior to August 11, 2014, Alonso Ancira served on the Company’s Board as a non-employee director. Mr. Ancira also serves on the Board of Directors of Mexicans & Americans Thinking Together Foundation, Inc. (the "Organization"), is the Chairman of the Board of Directors of MATT Inc., a principal stockholder of the Company and is the Chairman of the Board of Directors of AHMSA, which owns MATT Inc. On March 23, 2012, MeetMe started performing services relating to its Social Theater product under an oral arrangement with MATT, Inc., and on March 24, 2012, the parties entered into a written agreement regarding the same. MeetMe had provided approximately $6,000,000 of services under the arrangement. On March 5, 2013, the Company, AHMSA and MATT entered into an agreement to offset the Company’s $5,000,000 Subordinated Promissory Note dated January 25, 2008 (the “Note”) with approximately $6 million of accounts receivable that MATT and AHMSA owed to the Company (the “Receivable”). As of March 5, 2013, $6,254,178 in principal and accrued interest was outstanding under the Note, and the Receivable had a balance of $6,025,828 plus interest of $222,446 from the agreement. MATT exercised warrants dated October 17, 2006 at an exercise price of $2.75 per share (the “MATT Warrants”) to purchase 2,147 shares of common stock using the amount by which the outstanding principal and accrued interest under the Note exceeded the amount of the Receivable. As a result of these transactions, both the Note and the Receivable have been deemed fully satisfied. In connection therewith, MATT has agreed to exercise or forfeit the MATT Warrants with an aggregate exercise price of $2,000,000 over an eleven-month period beginning in March 2013. At the conclusion of that period, MATT forfeited 727,277 warrants. The Receivable represented approximately 38.2% of our accounts receivable and approximately 50% of our working capital as of December 31, 2012.

John Abbott, the Company's former Chief Executive Officer and Chairman of the Board of Directors, serves as a financial advisor to AHMSA. In connection with providing these services in 2014, AHMSA paid Mr. Abbott $346,666.

 PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act and as required by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is presenting its stockholders with an advisory (non-binding) vote on the executive compensation programs as described in this proxy statement for our Named Executive Officers (sometimes referred to as “Say on Pay”).

Accordingly, the following resolution is being presented by the Board at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

This vote is non-binding. The Board and the Compensation Committee, which is composed of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

During fiscal year 2014, we accomplished strong mobile growth by building and launching a number of successful monetization products, including native advertising units, new freemium products, and enhanced subscription services. Consistent with its pay for performance philosophy, the Compensation Committee considered the impact of our corporate performance during 2014 in determining Named Executive Officer compensation for 2014, as well as each Named Executive Officer’s individual performance, macroeconomic conditions generally, and data from peer group companies.

Our executive compensation programs are designed to motivate our executives to achieve our primary goals of increasing revenue, EBITDA and Daily Active Users (DAU). Further, the Company’s compensation philosophy is to pay for performance, support the Company’s business strategies, and offer competitive compensation arrangements.

We believe that our executive compensation program, with its balance of short-term incentives and long-term incentives, reward sustained performance that is aligned with long-term stockholder interests. We are mindful not to rely on highly leveraged incentives that would result in risky short-term behavior. Our compensation program provides long-term incentives to ensure that our executives continue in employment with us and directly tie executive compensation to achievement of our strategic objectives and generation of stockholder value. Stockholders are encouraged to read the compensation tables and the related narrative disclosure in this proxy statement.

The Compensation Committee has and will continue to take action to structure our executive compensation practices in a manner that is performance-based with a view towards maximizing long-term stockholder value. The Board believes that the executive compensation as disclosed in the tabular disclosures, and narrative executive compensation disclosures in this proxy statement aligns with our peer group pay practices and coincides with our compensation philosophy.

Recommendation of the Board of Directors

The Board unanimously recommends that you vote FOR the approval, on an advisory basis, of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

PROPOSAL 3.  RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014

Our Board has appointed McGladrey LLP (“McGladrey”) to serve as our independent registered public accounting firm for the year ending December 31, 2015. Selection of MeetMe’s independent registered public accounting firm is not required to be submitted to a vote of the stockholders of MeetMe for ratification. However, MeetMe is submitting this matter to the stockholders as a matter of good corporate governance. Even if the appointment is ratified, the Board may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of MeetMe and its stockholders. If the appointment is not ratified, the Board will consider its options.

A representative of McGladrey is not expected to be present at the Annual Meeting, but if present, will respond to appropriate questions.

The Board recommends that stockholders vote “For” the proposal to ratify our Independent Registered Public Accounting Firm for the year ending December 31, 2015.

The Audit Committee, which currently consists of Ernesto Cruz (Chairman), Jean Clifton and Spencer Rhodes, reviews MeetMe’s financial reporting process on behalf of the Board and administers our engagement of the independent registered public accounting firm. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, the evaluations of our internal controls, and the overall quality of our financial reporting. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

The Audit Committee has met and held discussions with management and McGladrey. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the financial statements with management and McGladrey. The Audit Committee reviewed with McGladrey its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States.

Audit Committee Report

The Audit Committee has:

●	reviewed the audited financial statements with management;

●

met privately with the independent registered public accounting firm and discussed matters required by Statement on Auditing Standards No. 61, as amended and adopted by the Public Company Accounting Oversight Board, which we refer to as the “PCAOB”;

●

received the written disclosures and the letter from the independent registered public accounting firm, as required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed its independence with MeetMe, Inc.; and

●

in reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014 that MeetMe filed with the SEC on March 25, 2014.

This report is submitted by the Audit Committee.

Ernesto Cruz, CPA, Chairman

Jean Clifton

Spencer Rhodes

The above Audit Committee Report is not deemed to be “soliciting material,” is not “filed” with the SEC and is not to be incorporated by reference in any filings that MeetMe files with the SEC.

It is not the duty of the Audit Committee to determine that MeetMe’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles or to plan or conduct audits. Those are the responsibilities of management and MeetMe’s independent registered public accounting firm. In giving its recommendation to the Board, the Audit Committee has relied on: (1) management’s representations that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP; and (2) the report of MeetMe’s independent registered public accounting firm with respect to such financial statements.

Audit Committee’s Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit services on a case-by-case basis. In its review of non-audit services, the Audit Committee considers whether the engagement could compromise the independence of our independent registered public accounting firm, and whether the reasons of efficiency or convenience is in our best interest to engage our independent registered public accounting firm to perform the services.

Principal Accountant Fees and Services

All of the services provided and fees charged by McGladrey LLP, our independent registered public accounting firm for the fiscal years ended December 31, 2014 and 2013, were approved by our Audit Committee. The following table shows the fees paid to McGladrey LLP.

	2014 ($)	2013 ($)
Audit Fees (1)	159,000	180,497
Audit Related Fees (2)	28,183	23,259
Tax Fees (3)	41,155	28,829
All Other Fees (4)	76,619	63,902

 (1)          Audit fees – these fees relate to the audit of our annual financial statements and the review of our interim quarterly financial statements.

(2)          Audit related fees – these fees relate primarily to the auditors’ review of our registration statements and audit related consulting.

(3)          Tax fees – these fees relate to the preparation of MeetMe’s federal, state, city and franchise tax returns by tax consultant.

(4)          All other fees – these fees include $12,888 of valuation services and fees for internal controls testing of $63,731 provided by other consultants. All other fees for 2013 include valuation services $12,888 and fees for internal control testing of $51,014 provided by other consultants.

OTHER MATTERS

MeetMe has no knowledge of any other matters that may come before the Annual Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournment, the persons soliciting proxies will have the discretion to vote as they see fit unless directed otherwise.

If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, MeetMe will cancel your previously submitted proxy.

By the Order of the Board of Directors

/s/ JOHN ABBOTT
John Abbott
Chairman

July 10, 2015

MEETME, INC.
100 Union Square Drive
New Hope, PA 18938

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 1 1 OF 2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

CONTROL # → 0000000000000000

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

02 0000000000

The Board of Directors recommends you vote FOR the following:

	For	Against	Abstain
1. Election of Directors			
1a John Abbott	☐	☐	☐
1b Jean Clifton	☐	☐	☐
1c Geoffrey Cook	☐	☐	☐
1d Ernesto Cruz	☐	☐	☐
1e Spencer Rhodes	☐	☐	☐
1f Jason Whitt	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: This proxy also delegates discretionary authority to the proxies to vote upon such other business as may properly come before the meeting.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000252840_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

MEETME, INC.
Annual Meeting of Stockholders
August 10, 2015 2:00 PM New York City time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints Geoffrey Cook and David Clark, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of voting stock of MeetMe, Inc. that the stockholders is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 2:00 p.m., New York City time on August 10, 2015, at the offices of Morgan, Lewis & Bockius LLP located at 101 Park Avenue, New York, New York 10178 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein.

If no such direction is made, this proxy will be voted "FOR" all of the nominees in Proposal 1, "FOR" Proposal 2, and "FOR" Proposal 3. If any other business is properly presented at the meeting, this proxy will be voted by the above-named proxies at the direction of the Board of Directors. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Continued and to be signed on reverse side

0000252840_2 R1.0.0.51160